UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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VF CORPORATION

(Name of Registrant as Specified In Its Charter)

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VF CORPORATION

March 19, 2010

Dear Shareholder:

The Annual Meeting of Shareholders of VF Corporation will be held on Tuesday, April 27, 2010, at the O.Henry Hotel, Caldwell Room, 624 Green Valley Road, Greensboro, North Carolina, commencing at 10:30 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

At the meeting, shareholders will be asked to (i) elect four directors; (ii) approve an amendment and restatement of VF’s 1996 Stock Compensation Plan which, among other things, will increase the number of shares of Common Stock available for future grants by 10 million shares (the “Stock Compensation Plan Proposal”); (iii) ratify the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2010; and (iv) consider such other matters as may properly come before the meeting.

Your Board of Directors recommends a vote FOR the election of the persons nominated to serve as directors, FOR the Stock Compensation Plan Proposal and FOR the ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm. Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting.

You may vote in person at the Annual Meeting or you may vote your shares via the Internet, via a toll-free telephone number, or by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided, as explained on page 1 of the attached proxy statement.

Your interest and participation in the affairs of VF are most appreciated.

Sincerely,

Eric C. Wiseman

Chairman, President and

Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD
ON APRIL 27, 2010

This proxy statement and our Annual Report to security holders on Form 10-K for 2009 are available at www.edocumentview.com/vfc.

VF CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 27, 2010

March 19, 2010

To the Shareholders of VF CORPORATION:

The Annual Meeting of Shareholders of VF Corporation will be held at the O.Henry Hotel, Caldwell Room, 624 Green Valley Road, Greensboro, North Carolina, on Tuesday, April 27, 2010, at 10:30 a.m., for the following purposes:

(1) to elect four directors;

(2) to approve an amendment and restatement of VF’s 1996 Stock Compensation Plan which, among other things, will increase the number of shares of Common Stock available for future grants by 10 million shares (the “Stock Compensation Plan Proposal”);

(3) to ratify the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2010; and

(4) to transact such other business as may properly come before the meeting and any adjournments thereof.

A copy of VF’s Annual Report on Form 10-K for 2009 is enclosed for your information.

Only shareholders of record as of the close of business on March 9, 2010 are entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Candace S. Cummings
Vice President — Administration,
General Counsel and Secretary

YOUR VOTE IS IMPORTANT

You are urged to vote your shares via the Internet, through
our toll-free telephone number, or by signing, dating and
promptly returning your proxy in the enclosed envelope.

VF CORPORATION

PROXY STATEMENT

For the 2010 Annual Meeting of Shareholders

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of VF Corporation to be voted at VF’s Annual Meeting of Shareholders on April 27, 2010 and any adjournments of the meeting (the “Meeting”).

ABOUT THE MEETING

What is the purpose of the Meeting?

At the Meeting, holders of VF Common Stock will vote on the matters described in the notice of the Meeting on the front page of this proxy statement, including the election of four directors, approval of an amendment and restatement of VF’s 1996 Stock Compensation Plan which, among other things, will increase the number of shares of Common Stock available for future grants by 10 million shares (the “Stock Compensation Plan Proposal”), ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2010 and transaction of such other business as may properly come before the Meeting.

Who is entitled to vote at the Meeting?

Only shareholders of record on March 9, 2010, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting.

What are the voting rights of shareholders?

Each share of Common Stock is entitled to one vote on each matter considered at the Meeting.

How do shareholders vote?

Shareholders may vote at the Meeting in person or by proxy. Proxies validly delivered by shareholders (by Internet, telephone or mail as described below) and received by VF prior to the Meeting will be voted in accordance with the instructions contained therein. If a shareholder’s proxy card gives no instructions, it will be voted as recommended by the Board of Directors. A shareholder may change any vote by proxy before the proxy is exercised by filing with the Secretary of VF either a notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Shareholders who vote by telephone or the Internet may also change their votes by re-voting by telephone or the Internet within the time periods listed below. A shareholder’s latest vote, including via the Internet or telephone, is the one that is counted.

There are three ways to vote by proxy:

1) BY INTERNET:  Visit the web site www.envisionreports.com/vfc. To vote your shares, you must have your proxy/voting instruction card in hand. The web site is available 24 hours a day, seven days a week, and will be accessible UNTIL 11:59 p.m., Eastern Daylight Time, on April 26, 2010;

2) BY TELEPHONE:  Call toll-free 1-800-652-VOTE (1-800-652-8683). Shareholders outside of the U.S. and Canada should call 1-781-575-2300. To vote your shares, you must have your proxy/voting instruction card in hand. Telephone voting is accessible 24 hours a day, seven days a week, UNTIL 11:59 p.m., Eastern Daylight Time, on April 26, 2010; or

3) BY MAIL:  Mark your proxy/voting instruction card, date and sign it, and return it in the postage-paid (U.S. only) envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to VF Corporation, c/o Computershare Investor Services, P.O. Box 43126, Providence, Rhode Island 02940.

IF YOU VOTE BY INTERNET OR TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY/VOTING INSTRUCTION CARD.

If you are a beneficial owner, please refer to your proxy card or other information forwarded by your bank, broker or other holder of record to see which of the above choices are available to you.

What constitutes a quorum?

Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. At the close of business on March 9, 2010, there were 110,609,918 outstanding shares of Common Stock.

What are the Board’s recommendations?

The Board recommends a vote FOR the election of the four nominees proposed for election as directors, FOR approval of the Stock Compensation Plan Proposal and FOR ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2010. If any other matters are brought before the Meeting, the proxy holders will vote as recommended by the Board of Directors. If no recommendation is given, the proxy holders will vote in their discretion. At the date of this proxy statement, we do not know of any other matter to come before the Meeting. Persons named as proxy holders on the accompanying form of proxy/voting instruction card are Eric C. Wiseman, Chairman, President and Chief Executive Officer of VF, and Candace S. Cummings, Vice President — Administration, General Counsel and Secretary of VF.

What vote is required to approve each item?

The four nominees for election as directors who receive the greatest number of votes will be elected directors. Approval of the Stock Compensation Plan Proposal and ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2010 or approval of any other matter to come before the Meeting require the affirmative vote of a majority of the votes cast on such matter at the Meeting; provided that, in the case of the Stock Compensation Plan Proposal, the total vote cast on the proposal represents over 50% of all the shares entitled to vote on the proposal. Withheld votes, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors, approval of the Stock Compensation Plan or ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for fiscal 2010.

Other Information

A copy of VF’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010 accompanies this proxy statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

VF’s mailing address is P.O. Box 21488, Greensboro, North Carolina 27420. This proxy statement and the form of proxy/voting instruction card were first mailed or given to shareholders on approximately March 19, 2010.

ITEM NO. 1

ELECTION OF DIRECTORS

VF’s Board of Directors has nominated the four persons named below to serve as directors. In accordance with the Corporation’s tenure policy, Barbara S. Feigin will not be standing for reelection. The Corporation acknowledges the outstanding service rendered by Ms. Feigin since her election as a director in 1987.

The persons named in the accompanying form of proxy/voting instruction card intend to vote such proxy for the election as directors of the following nominees, subject to any explicit instructions of the shareholder set forth on the proxy/voting instruction card. If any nominee becomes unable or unwilling to serve as a director, the proxy holders will vote for such other person or persons as may be nominated by the Board of Directors. The nominees named below have indicated that they are willing to serve if reelected to the VF Board. The Board of Directors may fill vacancies in the Board, and any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen. It is the policy of VF that a substantial majority of the members of its Board of Directors should be independent. Currently, 12 of VF’s 13 directors have been determined by the Board to be independent in accordance with standards adopted by the Board, as set forth in the Board’s Corporate Governance Principles and as attached hereto as Appendix A, and the Listing Standards of the New York Stock Exchange, the securities exchange on which VF’s Common Stock is traded.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

To serve until the 2013 Annual Meeting
Richard T. Carucci, 52	Chief Financial Officer, Yum! Brands, Inc.	2009
Juliana L. Chugg, 42	Senior Vice President, General Mills, Inc. and President, Pillsbury U.S.A.	2009
George Fellows, 67	President and Chief Executive Officer, Callaway Golf Company	1997
Clarence Otis, Jr., 53	Chairman and Chief Executive Officer, Darden Restaurants, Inc.	2004

Mr. Carucci is Chief Financial Officer of Yum! Brands, Inc., which operates more than 36,000 restaurants, including brands such as KFC, Pizza Hut and Taco Bell, in more than 110 countries and territories. Since joining Yum! Brands (previously named Tricon Global Restaurants) in 1997, he has held a series of finance positions prior to being appointed Chief Financial Officer in 2005. Mr. Carucci is a member of the Audit and Finance Committees of the Board of Directors. Mr. Carucci is qualified to serve on the Board of Directors primarily as a result of his experience as chief financial officer of a large global multi-brand publicly traded company serving retail consumers.

Ms. Chugg is a Senior Vice President of General Mills, Inc. and President of its Pillsbury U.S.A. division. She has held a progression of leadership roles with General Mills and Pillsbury since 1996. Ms. Chugg also serves as a director of H.B. Fuller Company. Ms. Chugg previously served as a director of Promina Group Ltd. from April 2003 until July 2004. Ms. Chugg is on the Audit and Nominating and Governance Committees of the Board of Directors. Ms. Chugg is qualified to serve on the Board of Directors primarily as a result of her extensive experience leading a major division of a large publicly traded multi-brand consumer products company and service on other public company boards of directors.

Mr. Fellows has been President and Chief Executive Officer of Callaway Golf Company and a member of its Board of Directors since 2005. Previously, he served as a consultant to Investcorp International, Inc. and other private equity firms from 2000 through July 2005, and as President and Chief Executive Officer of Revlon, Inc. and of Revlon Consumer Products Corporation from 1997 through 1999. Mr. Fellows previously served on the board of directors of Jack in the Box Inc. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors. Mr. Fellows is qualified to serve on the Board of Directors primarily as a result of his extensive experience leading publicly traded consumer products companies and overseeing chief financial officers of public companies.

Mr. Otis is Chairman and Chief Executive Officer of Darden Restaurants, Inc., a large full-service restaurant company that owns and operates 1,800 restaurants including Red Lobster, Olive Garden, LongHorn Steakhouse, The Capital Grille, Bahama Breeze and Seasons 52. Previously, he served as the Executive Vice President of Darden Restaurants, Inc., and President of its Smokey Bones Restaurants division, from December 2002 until December 2004. He served as Executive Vice President and Chief Financial Officer of Darden Restaurants from April 2002 to December 2002 and Senior Vice President and Chief Financial Officer from 1999 to 2002. Mr. Otis also serves as a director of Verizon Communications, Inc. Previously, he served on the board of directors of the Travelers Companies, Inc. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors. Mr. Otis is qualified to serve on the Board of Directors primarily as a result of his extensive experience leading a large publicly traded multi-brand company serving retail customers, acting as and then supervising the chief financial officer of a public company, and serving on the boards of directors of other public companies.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

Directors Whose Terms Expire at the 2012 Annual Meeting
Robert J. Hurst, 64	Managing Director, Crestview Partners LLC	1994
W. Alan McCollough, 60	Retired; former Chairman of the Board, Circuit City Stores, Inc.	2000
M. Rust Sharp, 69	Of Counsel to Heckscher, Teillon, Terrill & Sager (Attorneys)	1984
Raymond G. Viault, 65	Retired; former Vice Chairman, General Mills, Inc.	2002

Mr. Hurst has been a Managing Director of Crestview Partners LLC, a private equity firm, since 2005. Mr. Hurst was Vice Chairman of The Goldman Sachs Group, Inc., an international investment banking and securities firm, and head or co-head of Investment Banking from 1990 to 1999. Mr. Hurst previously served as a director of Paris Re Holdings Limited. Mr. Hurst is a member of the Executive, Finance and Nominating and Governance Committees of the Board of Directors. Mr. Hurst is qualified to serve on the Board of Directors primarily as a result of his extensive experience as a leader of a major international financial services firm and service on the board of directors of another public company.

Mr. McCollough served as Chairman of the Board of Circuit City Stores, Inc., a specialty retailer of consumer electronics and related services, from 2002 until June 2006. He was also Chief Executive Officer of the company from June 2000 until his retirement from that position at the end of February 2006, and President of the company from 1997 until 2005. From 1997 to June 2000, he was President and Chief Operating Officer of Circuit City and in 2000 he was elected to the company’s board of directors. Mr. McCollough also serves as a director of LA-Z-Boy Incorporated and Goodyear Tire & Rubber Company. Mr. McCollough is a member of the Compensation and Nominating and Governance Committees of the Board of Directors. Mr. McCollough is qualified to serve on the Board of Directors primarily as a result of his extensive experience leading a large publicly traded consumer products company, overseeing the chief financial officer of a public company and serving on the boards of directors of other public companies.

Mr. Sharp has been Of Counsel to Heckscher, Teillon, Terrill & Sager, a law firm located in West Conshohocken, Pennsylvania, since 1999. He was previously a partner with the law firm of Clark, Ladner, Fortenbaugh & Young and Of Counsel to Pepper Hamilton LLP, a national law firm headquartered in Philadelphia. Mr. Sharp is a member of the Executive and Compensation Committees of the Board of Directors. (Also see “Security Ownership of Certain Beneficial Owners and Management” on page 46). Mr. Sharp is qualified to serve on the Board of Directors primarily as a result of his extensive experience as a corporate lawyer for global corporations with expertise in, among other areas, mergers and acquisitions.

Mr. Viault was Vice Chairman of General Mills, Inc. with responsibility for General Mills’ Meals, Baking Products, Pillsbury USA and Bakeries and Foodservice businesses until his retirement in 2005. Mr. Viault joined General Mills as Vice Chairman in 1996 and also served as chief financial officer of the company for two years. Mr. Viault also serves as a director of Safeway Inc., a food and drug retailer in North America, and Newell Rubbermaid Inc., a consumer products company. He previously served as a director of Cadbury plc. He is a member of the Compensation and Finance Committees of the Board of Directors. Mr. Viault is qualified to serve on the Board of Directors primarily as a result of his extensive experience leading a large multi-brand publicly traded consumer products company and serving on the boards of directors of other public companies.

		Year in Which
		Service as a
Name	Principal Occupation	Director Began

Directors Whose Terms Expire at the 2011 Annual Meeting
Charles V. Bergh, 52	Group President, Global Grooming, The Procter & Gamble Company	2008
Juan Ernesto de Bedout, 65	Group President Latin American Operations, Kimberly-Clark Corporation	2000
Ursula O. Fairbairn, 67	President and Chief Executive Officer, Fairbairn Group LLC	1994
Eric C. Wiseman, 54	Chairman, President and Chief Executive Officer of VF	2006

Mr. Bergh is Group President, Global Grooming, for The Procter & Gamble Company (P&G). He has held a progression of leadership roles with P&G since joining the company in 1983. Mr. Bergh serves as a member of the Compensation and Finance Committees of the Board of Directors. Mr. Bergh is qualified to serve on the Board of Directors primarily as a result of his extensive experience leading a major division of a large publicly traded multi-brand consumer products company.

Mr. de Bedout has served as Group President of Latin American Operations for Kimberly-Clark Corporation, a global health and hygiene company, responsible for business units in Central and South America as well as the Caribbean, since 1999. He is a member of the Audit and Finance Committees of the Board of Directors. Mr. De Bedout is qualified to serve on the Board of Directors primarily as a result of his experience leading a major international division of a publicly traded multi-brand consumer products company.

Ms. Fairbairn has served as President and Chief Executive Officer, Fairbairn Group LLC, a human resources and executive management consulting company, since April 2005. She served as Executive Vice President — Human Resources & Quality, American Express Co., a diversified global travel and financial services company, from 1996 until her retirement in 2005. Ms. Fairbairn also serves as a director of Air Products and Chemicals, Inc. and Sunoco, Inc. Previously she served on the boards of directors of Circuit City Stores, Inc. and Centex Corporation. She is a member of the Executive, Compensation and Nominating and Governance Committees of the Board of Directors. (Also see “Security Ownership of Certain Beneficial Owners and Management” on page 46). Ms. Fairbairn is qualified to serve on the Board of Directors primarily as a result of her extensive experience as a leader of a global financial services company, service on other boards of directors, and as a consultant in human resources and executive management compensation for a number of publicly traded companies.

Mr. Wiseman has served as Chairman of the Board of Directors of VF since August 2008, as President of VF since March 2006 and as Chief Executive Officer since January 2008. He served as Chief Operating Officer from March 2006 until January 2008. He was elected a director of VF in October 2006. Mr. Wiseman joined VF in 1995 and has held a progression of leadership roles within and across VF’s coalitions. Mr. Wiseman also serves as a director of CIGNA Corporation. Mr. Wiseman serves as an ex officio member of the Finance Committee of the Board of Directors. Mr. Wiseman is qualified to serve on the Board of Directors primarily as a result of his service as Chief Executive Officer of VF and in other leadership roles with VF.

CORPORATE GOVERNANCE AT VF

As provided by the Pennsylvania Business Corporation Law and VF’s By-Laws, VF’s business is managed under the direction of its Board of Directors. Members of the Board are kept informed of VF’s business through discussions with the Chairman, President and Chief Executive Officer and other officers, by reviewing VF’s annual business plan and other materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among the independent directors, those directors meet in regularly scheduled executive sessions without management present. During 2009, the independent directors met in executive session without management present six times. The chairmen of the Nominating and Governance, Compensation, Audit and Finance Committees of the Board preside at meetings or executive sessions of non-management directors on a rotating basis. In April 2009 George Fellows, Chairman of the Audit Committee, was selected by the Board to serve as presiding director until VF’s 2010 Annual Meeting of Shareholders.

Corporate Governance

VF’s Board of Directors has a long-standing commitment to sound and effective corporate governance practices. A foundation of VF’s corporate governance is the Board’s policy that a substantial majority of the members of the Board should be independent. This policy is included in the Board’s written Corporate Governance Principles, which address a number of other important governance issues such as:

•	qualifications for Board membership;

•	mandatory retirement for Board members at the annual meeting of shareholders following attainment of age 72;

•	a requirement that directors offer to submit their resignation for consideration upon a substantial change in principal occupation or business affiliation;

•	Board leadership;

•	committee responsibilities;

•	Board consideration of majority shareholder votes;

•	authority of the Board to engage outside independent advisors as it deems appropriate;

•	succession planning for the chief executive officer; and

•	annual Board self-evaluation.

In addition, the Board of Directors for many years has had in place formal charters stating the powers and responsibilities of each of its committees.

The Board’s Corporate Governance Principles, the Audit, Nominating and Governance, Compensation and Finance Committee charters, code of business conduct and ethics applicable to the principal executive officer, the principal financial officer, and the principal accounting officer as well as other employees and all directors of VF, and other corporate governance information are available on VF’s web site (www.vfc.com) and will be provided free of charge to any person upon request directed to the Secretary of VF at P.O. Box 21488, Greensboro, North Carolina 27420. Anyone wishing to communicate directly with one or more members of the Board of Directors or with the non-management members of the Board of Directors as a group (including the directors who preside at meetings or executive sessions of non-management directors) may contact the Chairman of the Nominating and Governance Committee, c/o the Secretary of VF at the address set forth in the preceding sentence, or call the VF Ethics Helpline at 1-877-285-4152 or send an email message to corpgov@vfc.com. The Secretary forwards all such communications, other than frivolous communications and solicitations, to the Chairman of the Nominating and Governance Committee.

Related Party Transactions

Since the beginning of VF’s last fiscal year, no financial transactions, arrangements or relationships, or any series of them, were disclosed or proposed through VF’s processes for review, approval or ratification of transactions with related persons in which (i) VF was or is to be a participant, (ii) the amount involved exceeded $120,000, and (iii) any related person had or will have a direct or indirect material interest. A related person means any person who was a director, nominee for director, executive officer or 5% owner of the Common Stock of VF, or an immediate family member of any such person. PNC Bank, N.A., which is co-trustee under the Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey (see “Security Ownership of Certain Beneficial Owners and Management” on page 46), is one of several lenders party to VF’s $1 billion revolving credit facility. The credit facility was entered in the ordinary course of business, was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and did not involve more than the normal risk of collectibility or present other unfavorable features.

The VF Code of Business Conduct prohibits any associate, including officers and directors, of VF from owning any interest in (excluding publicly traded securities) or having any personal contract or agreement of any nature with suppliers, contractors, customers or others doing business with VF that might tend to influence a decision with respect to the business of VF. Each of the Chief Executive Officer and senior financial officers must disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest, and the General Counsel must notify the Nominating and Governance Committee of any such disclosure. Conflicts of interest involving the General Counsel must be disclosed to the Chief Executive Officer, and the Chief Executive Officer must notify the Nominating and Governance Committee of any such disclosure.

In addition, all directors and persons subject to reporting under Section 16 of the Rules and Regulations under the Securities Exchange Act of 1934 are required to disclose any transaction between them, entities they own an interest in, or their immediate family members, and VF (other than transactions available to all employees generally or transactions of less than $100,000 in value) to the General Counsel. The General Counsel presents any items disclosed by any director to the full Board of Directors, and any item disclosed by an officer to the Nominating and Governance Committee.

Board of Directors

In accordance with VF’s By-Laws, the Board of Directors has set the number of directors at 13. Twelve of VF’s directors are non-employee directors. The Board considered transactions and relationships between each director and members of his or her immediate family and VF and determined that 12 of VF’s 13 directors are free of any material relationship with VF, other than their service as directors, and are “independent” directors both under the New York Stock Exchange Listing Standards and the categorical standards adopted by the Board that are part of the Corporate Governance Principles and are attached hereto as Appendix A.

The Board determined that Ms. Chugg, Ms. Fairbairn and Ms. Feigin and Messrs. Bergh, Carucci, de Bedout, Fellows, Hurst, McCollough, Otis, Sharp and Viault are independent directors, and that Mr. Wiseman is not an independent director.

During 2009, VF’s Board of Directors held nine meetings. Under VF’s Corporate Governance Principles, directors are expected to attend all meetings of the Board, all meetings of committees of which they are members and the annual meetings of shareholders. Every current member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he or she served, and every member of the Board attended the Annual Meeting of Shareholders in April 2009, other than Mr. Carucci who was elected to the Board in July 2009.

Board Committees and Their Responsibilities

The Board has Executive, Audit, Finance, Nominating and Governance, and Compensation Committees. The Board has determined that each of the members of the Audit, Nominating and Governance and Compensation Committees is independent. Each of these committees is governed by a written charter approved by the Board of Directors. Each is required to perform an annual self-evaluation, and each committee may engage outside independent advisors as the committee deems appropriate. A brief description of the responsibilities of the Audit, Finance, Nominating and Governance and Compensation Committees follows.

Audit Committee:  The Audit Committee monitors and makes recommendations to the Board concerning the financial policies and procedures to be observed in the conduct of VF’s affairs. Its duties include:

•	selecting the independent registered public accounting firm for VF;

•	reviewing the scope of the audit to be conducted by the independent registered public accounting firm;

•	meeting with the independent registered public accounting firm concerning the results of their audit and VF’s selection and disclosure of critical accounting policies;

•	reviewing with management and the independent registered public accounting firm VF’s annual and quarterly statements prior to filing with the Securities and Exchange Commission;

•	overseeing the scope and adequacy of VF’s system of internal accounting controls;

•	reviewing the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to VF;

•	preparing a report to shareholders annually for inclusion in the proxy statement; and

•	serving as the principal liaison between the Board of Directors and VF’s independent registered public accounting firm.

As of the date of this proxy statement, the members of the Committee are Messrs. Fellows (Chairman), Carucci, de Bedout, and Otis and Ms. Chugg and Ms. Feigin. The Committee held nine meetings during 2009. The Board of Directors has determined that all of the members of the Committee are independent as independence for audit committee members is defined in the New York Stock Exchange Listing Standards and the Securities and Exchange Commission regulations and that all are financially literate. The Board of Directors has further determined that Messrs. Carucci, Fellows and Otis qualify as “audit committee financial experts” in accordance with the definition of “audit committee financial expert” set forth in the Securities and Exchange Commission regulations and have accounting and related financial management expertise within the meaning of the Listing Standards of the New York Stock Exchange. Messrs. Carucci, Fellows and Otis acquired those attributes through acting as or actively overseeing a principal financial officer or principal accounting officer of a public company. Each of them has experience overseeing or assessing the performance of companies with respect to the evaluation of financial statements.

Finance Committee:  The Finance Committee monitors and makes recommendations to the Board concerning the financial policies and procedures of VF. The responsibilities of the Committee include reviewing and recommending to the Board actions concerning:

•	dividend policy;

•	changes in capital structure, including debt or equity issuances;

•	the financial aspects of proposed acquisitions or divestitures; and

•	VF’s annual capital expenditure budgets and certain capital projects.

As of the date of this proxy statement, the members of the Committee are Messrs. Hurst (Chairman), Bergh, Carucci, de Bedout and Viault. Mr. Wiseman serves as an ex officio member of the Committee. The Committee held four meetings during 2009.

Nominating and Governance Committee:  The responsibilities of the Nominating and Governance Committee include:

•	screening potential candidates for director and recommending candidates to the Board of Directors;

•	recommending to the Board a succession plan for the Chairman and Chief Executive Officer; and

•	reviewing and recommending to the Board governance policies and principles for VF.

The Committee generally identifies nominees for director by engaging a third party search firm whose function is to assist in the identification of potential nominees. The search firm is paid a fee for its services. Candidates are selected for their character, judgment, business experience and acumen. Board members are selected to represent all shareholders and not any particular constituency. In accordance with VF’s Corporate Governance Principles, the Committee considers diversity of experience and background in selecting nominees. The Committee considers this policy to have been effective to date in identifying diverse candidates. The Committee will consider suggestions received from shareholders regarding nominees for election as directors, which should be submitted to the Secretary of VF. If the Committee does not recommend a nominee proposed by a shareholder for election as a director, then the shareholder seeking to propose the nominee would have to follow the formal nomination procedures set forth in VF’s By-Laws. VF’s By-Laws provide that a shareholder may nominate a person for election as a director if written notice of the shareholder’s intent to nominate a person for election as a director is received by the Secretary of VF (1) in the case of an annual meeting, not less than 150 days prior to the date of the annual meeting, or (2) in the case of a special meeting at which directors are to be elected, not later than seven days following the day on which notice of the meeting was first mailed to shareholders. The notice must contain specified information about the shareholder and the nominee, including such information as would be required to be included in a proxy statement pursuant to the rules and regulations established by the Securities and Exchange Commission under the Securities Exchange Act of 1934. The Committee’s policy with regard to consideration of any potential director is the same for candidates recommended by shareholders and candidates identified by other means. As of the date of this proxy statement, the members of the Committee are Ms. Feigin (Chairman) and Messrs. Fellows, Hurst, McCollough and Otis and Ms. Chugg and Ms. Fairbairn. The Committee held five meetings during 2009.

Compensation Committee:  The Compensation Committee has the authority to discharge the Board’s responsibilities relating to compensation of VF’s executives, review and make recommendations to the Board concerning compensation and benefits for key employees, and review and make recommendations to the Board concerning VF’s executive organizational structure. The responsibilities of the Compensation Committee include:

•	reviewing and approving VF’s goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer, evaluating him in light of these goals and objectives, and setting his compensation level based on this evaluation;

•	annually reviewing the performance evaluations of the other executive officers of VF;

•	annually recommending to the Board the salary of each executive officer of VF at the level of Vice President or above;

•	making recommendations to the Board with respect to incentive compensation-based plans and equity-based plans;

•	periodically reviewing all VF’s compensation and benefit plans insofar as they relate to key employees to confirm that such plans remain equitable and competitive;

•	administering and interpreting VF’s employee incentive compensation plans, in accordance with the terms of each plan;

•	preparing a report to shareholders annually for inclusion in the proxy statement; and

•	periodically reviewing and recommending to the Board compensation to be paid to non-employee directors.

The Committee has the authority to retain and terminate any compensation consultant to assist in the evaluation of director, Chief Executive Officer and senior executive compensation. The Committee has retained Frederic W. Cook & Co., Inc. (“Frederic Cook”) as its independent compensation consultant to assist the Committee in accomplishing its objectives. Frederic Cook has no relationship with VF other than providing services to the Compensation Committee.

The Chief Executive Officer makes his performance evaluation comments and recommendations to the Committee regarding compensation for executives reporting directly to him. VF management purchases aggregate executive compensation data from Towers Perrin (now known as Towers Watson and referred to herein as “Towers”) from its database of over 800 U.S.-based companies to assist the Chief Executive Officer in making those recommendations to the Committee.

The Committee has the authority to form and delegate authority to subcommittees as it deems appropriate. The role of the Committee, the compensation consultant and management in executive compensation is discussed in further detail in the Compensation Discussion and Analysis beginning on page 17. The members of the Committee are Ms. Fairbairn (Chairman) and Messrs. Bergh, McCollough, Sharp and Viault. The Committee held five meetings during 2009.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee (i) has ever been an officer or employee of VF, (ii) had any relationship requiring disclosure by VF under the rules and regulations established by the Securities and Exchange Commission, or (iii) is an executive officer of another entity at which one of VF’s executive officers serves on the board of directors.

Board Leadership Structure and Board Oversight of Risk

Eric C. Wiseman serves as both Chief Executive Officer and Chairman of the Board of VF. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities VF faces and the Board believes that the most effective leadership structure for VF is for Mr. Wiseman to serve as both Chairman and Chief Executive Officer. Further, the Board believes VF has a strong governance structure in place with sufficient processes to provide for independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. These processes include the presiding director structure under which the chairmen of the Nominating and Governance, Compensation, Audit and Finance Committees of the Board preside at meetings or executive sessions of non-management directors on a rotating basis.

Consistent with the requirements of the New York Stock Exchange and the Audit Committee charter, the Audit Committee discusses guidelines and policies to govern the process by which risk assessment and management is undertaken at VF and oversees the steps management takes to monitor and control VF’s material financial risk exposure. Specifically, the Audit Committee reviews the status of compliance with laws, regulations and internal procedures, contingent liabilities and risks that may be material to VF, and the scope and status of systems designed to assure VF compliance with laws, regulations and internal procedures through receiving reports from management, legal counsel and other third parties, as well as major legislative and regulatory developments which could materially impact VF’s contingent liabilities and risks. The Audit Committee reports on such matters to the full Board. In addition, the full Board of Directors oversees risks associated with VF’s strategic options.

Summary of Committee Membership and Meetings Held

Committee Membership of Independent Directors and Number of Meetings Held in 2009
Nominating and
	Audit	Compensation	Governance
Director	Committee	Committee	Committee	Finance

Charles V. Bergh		Member		Member

Richard T. Carucci	Member			Member

Juliana L. Chugg	Member		Member

Juan Ernesto de Bedout	Member			Member

Ursula O. Fairbairn		Chairman	Member

Barbara S. Feigin	Member		Chairman

George Fellows	Chairman		Member

Robert J. Hurst			Member	Chairman

W. Alan McCollough		Member	Member

Clarence Otis, Jr.	Member		Member

M. Rust Sharp		Member

Raymond G. Viault		Member		Member

Number of Meetings	9	5	5	4

Directors’ Compensation

The components of directors’ compensation are cash retainer, committee fees and equity-based grants. The Board sets directors’ compensation based on analysis of information provided by the independent compensation consultant to the Committee annually regarding director compensation of publicly traded companies of a size comparable to VF as to the amount and allocation among cash retainer, committee fees and equity-based grants. The following describes our standard director compensation effective January 1, 2010. Each director, other than Mr. Wiseman, receives an annual retainer of $50,000 payable in quarterly installments, plus a fee of $1,500 for each Board meeting attended. Each director who serves on a committee is paid $1,500 for each meeting attended. Each director serving as chairman of a committee also receives an additional retainer of $15,000 per year. Each director is paid $1,000 per day for special assignments in connection with Board or committee activity as designated by the Chairman of the Board. Travel and lodging expenses are reimbursed. Mr. Wiseman, the only director who is also an employee of VF, does not receive any compensation in addition to his regular compensation for attendance at meetings of the Board or any of its committees. Each director may elect to defer all or part of his or her retainer and fees into equivalent units of VF Common Stock under the VF Deferred Savings Plan for Non-Employee Directors. All Common Stock equivalent units receive dividend equivalents. Deferred sums, including Common Stock equivalent units, are payable in cash to the participant upon termination of service or such later date specified in advance by the participant. Seven directors elected to defer compensation in 2009. VF does not provide pension, medical or life insurance benefits to its non-employee directors. Directors traveling on VF business are covered by VF’s business travel accident insurance policy which generally covers all VF employees and directors.

In order to link compensation of directors to VF’s stock performance, each director is eligible to receive grants of non-qualified stock options to purchase shares of Common Stock and restricted awards (restricted stock or restricted stock units (“RSUs”)) under VF’s 1996 Stock Compensation Plan. In 2009, non-employee directors received options to purchase 6,385 shares of VF Common Stock, which had a grant date fair value of $89,645 computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”)). In 2010, the directors received options to purchase 3,138 shares of VF Common Stock and 775 RSUs. The options have an exercise price equal to the fair market value of a share of VF Common Stock at the date of grant, have a stated term of ten years and become exercisable one year after the date of grant. Options are exercisable only so long as the optionee remains a director of VF except that, subject to earlier expiration of the option term, options are not forfeited and are exercisable for 36 months after the director’s separation from the Board. The RSUs are fully vested and will be settled in shares of VF Common Stock one year from the date of grant. It is VF’s policy to strongly encourage stock ownership by VF directors to closely align the interests of directors and shareholders. Accordingly, directors are expected to accumulate, over a specific period of time, and then retain, shares having a fair market value equal to three times their annual retainer.

Directors are encouraged to attend formal training programs in areas relevant to the discharge of their duties as directors. VF reimburses expenses incurred by directors attending such programs.

Each director is eligible to participate in VF’s matching gift program for institutions of higher learning and National Public Television and Radio up to an aggregate of $10,000 per year. This program is available to all VF employees and directors.

2009 Independent Director Compensation

	Fees Earned or		All Other
	Paid in Cash[1]	Option Awards[2]	Compensation[3]	Total
Director	($)	($)	($)	($)
Charles V. Bergh	$78,500	$89,645	$-0-	$168,145

Richard T. Carucci*	37,000	-0-	-0-	37,000

Juliana L. Chugg*	68,444	89,645	-0-	158,089

Juan Ernesto de Bedout	83,000	89,645	10,000	182,645

Ursula O. Fairbairn	93,500	89,645	200	183,345

Barbara S. Feigin	99,500	89,645	4,100	193,245

George Fellows	99,500	89,645	-0-	189,145

Robert J. Hurst	92,000	89,645	10,000	191,645

W. Alan McCollough	78,500	89,645	-0-	168,145

Clarence Otis, Jr.	83,000	89,645	-0-	172,645

M. Rust Sharp	69,500	89,645	-0-	159,145

Raymond G. Viault	77,000	89,645	-0-	166,645

*	Mr. Carucci joined the Board of Directors in July 2009; Ms. Chugg joined the Board of Directors in February 2009.

[1]	Messrs. Bergh, Carucci, de Bedout, Hurst, Otis, Sharp and Viault elected to defer all of their cash compensation in 2009.

[2]	Each Director was awarded options to purchase 6,385 shares of VF Common Stock on February 13, 2009. The date of the award in 2009 was the same date as the annual awards of options to executives. The value in this column is the grant date fair value computed in accordance with FASB ASC Topic 718 . The assumptions used and the resulting weighted average value of stock options granted during 2009 is summarized in Note P to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended January 2, 2010. The following options to purchase shares of VF Common Stock were outstanding at the end of 2009 for each current non-employee Director: Charles V. Bergh, 6,385; Richard T. Carucci, 0; Juliana L. Chugg, 6,385; Juan Ernesto de Bedout, 48,298; Ursula O. Fairbairn, 48,298; Barbara S. Feigin, 48,298; George Fellows, 48,298; Robert J. Hurst, 48,298; W. Alan McCollough, 48,298; Clarence Otis, Jr., 33,898; M. Rust Sharp, 48,298; and Raymond G. Viault, 38,698.

[3]	The amounts in this column reflect matching contributions under VF’s charitable matching gift program.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview of VF’s compensation program, compensation philosophy and objectives, the components of executive compensation, and executive stock ownership.

Overview of Compensation Program

The goals of VF’s Executive Compensation Program (the “Program”) are:

•	To provide incentives for achieving and exceeding VF’s short-term and long-term financial goals;

•	To align the financial objectives of VF’s executives with those of its shareholders, both in the short and the long term; and

•	To attract and retain highly competent executives.

The Compensation Committee

VF’s Compensation Committee, composed entirely of independent directors, administers the Program. The Committee’s responsibilities are defined by its charter. The Committee is responsible for reviewing and approving VF’s goals and objectives relevant to the Chairman and Chief Executive Officer’s compensation, setting his compensation levels and formulating his compensation package, as well as reviewing and approving the compensation packages for the other named executive officers of VF. The Committee also annually reviews the performance of the Chairman and Chief Executive Officer and reviews the evaluations of the other named executive officers. The Committee administers and interprets VF’s executive incentive compensation plans in accordance with the terms of each plan. The Compensation Committee is responsible for reviewing all components of the Program annually to confirm that they are necessary and appropriate for VF and in the competitive marketplace for executive talent.

Compensation Consultant

The Committee has sole authority to retain or terminate the service of its compensation consultant and to establish the fees to be paid to the consultant. The Committee retained Frederic W. Cook & Co., Inc. (“Frederic Cook”) as its independent compensation consultant to assist the Committee in accomplishing its objectives for 2009. Frederic Cook has no relationship with VF other than providing advisory services to the Committee. The Committee has requested that a representative of Frederic Cook attend all meetings and executive sessions of the Committee and a representative of Frederic Cook attended all meetings of the Committee in 2009. The Committee instructs Frederic Cook annually to independently prepare an analysis of compensation data regarding the Chairman and Chief Executive Officer and report to the Committee on the compensation data provided by management regarding the other named executive officers.

Management’s Role in the Compensation Setting Process

As requested by the Committee, management is responsible for providing Frederic Cook with information to facilitate its role in advising the Committee and preparing information for each Committee meeting. The Vice President — Human Resources and the Chairman and Chief Executive Officer generally attend Committee meetings, except the executive sessions that are held as part of each meeting. These executives also work with the Committee Chairman to prepare the agenda for each meeting, provide information on VF’s strategic objectives to the Committee and make recommendations to the Committee regarding business performance targets and objectives for all senior executives including the Chairman and Chief Executive Officer.

Based on management’s knowledge of the publicly traded industry-related companies with which VF is most likely to compete for top executives, management also recommends for the Committee’s consideration the industry group of apparel/retail companies whose compensation data is used by the Compensation Committee in its process of establishing compensation targets. In addition, the Chairman and Chief Executive Officer makes recommendations to the Committee regarding compensation for executives reporting directly to him.

Compensation Philosophy and Objectives

The Program incorporates four compensation objectives. The Program aims to:

1. Motivate executive performance to accomplish VF’s short-term and long-term business objectives;

2. Provide annual incentives to executives based on corporate, coalition and individual performance;

3. Provide executives with equity-based compensation, thus aligning the interests of shareholders and executives; and

4. Offer total compensation that is competitive with other large U.S.-based companies with which VF may compete for executive talent.

VF balances each of the Program’s objectives by establishing target compensation levels for executive pay to motivate executives to achieve VF’s business goals, reward them for achieving and exceeding these goals, and reduce compensation below target levels if goals are not achieved. In setting the targets, the Committee, in consultation with Frederic Cook, also assesses whether they promote unnecessary risk-taking and has determined that they do not. These levels are achieved through a combination of the following elements of total direct compensation:

•	Base salary,

•	Annual cash incentive awards, and

•	Long-term equity incentive awards consisting of

•	performance-contingent restricted stock units (“RSUs”), and

•	stock options.

Competitive Compensation Targets

In 2009, Frederic Cook and management each independently utilized data from the Towers executive compensation database, which includes executive compensation data for over 800 U.S.-based companies (the “Comparison Data”), to assist in establishing compensation targets for 2009. The Comparison Data was provided by Towers on an aggregated basis. Due to significant variance in size among the companies in the Comparison Data, Towers used regression analysis to size-adjust the compensation data to VF’s approximate annual revenue range. Neither the Committee nor management receives or uses information on any subset of the database and the Committee and management are not aware of the identities of the individual companies in the database. Frederic Cook utilized that data to recommend compensation targets for the Chief Executive Officer, and the Chief Executive Officer utilized the data to recommend compensation targets for the other named executive officers. In addition, the Committee evaluated compensation data regarding an industry group of publicly traded apparel/retail companies (collectively, the “Industry Group”) to assure the Committee that the compensation targets were reasonable as compared to other apparel/retail companies representative of those most likely to compete with VF for executive talent. The companies that comprised VF’s Industry Group in 2009 were Columbia Sportswear Company, The Gap, Inc., Guess, Inc., Jones Apparel Group, Inc., Kellwood Company, Limited Brands, Inc., Liz Claiborne, Inc., NIKE, Inc., Polo Ralph Lauren Corporation, The Talbots, Inc., The Timberland Company and Phillips-Van Heusen Corporation. The Committee considers the aggregate Comparison Data to be both broader and more specific than available data for the narrower Industry Group.

The Compensation Committee sets total direct compensation (base salary, target annual cash incentive awards and target long-term equity incentive award values) for senior executives generally between the 50th and 75th percentile of the Comparison Data. The Committee considers the scope of the executive’s duties, the executive’s experience in his or her role and individual performance relative to his or her peers to establish the appropriate point within that range of percentiles, or outside the range under rare circumstances that justify a deviation. For 2009, the target compensation was not above this range for any named executive officer for whom the Committee established a target except for Mr. Salzburger, a European-based executive, who was slightly above the range primarily due to the long-term decline in the value of the dollar relative to the euro and its impact on the conversion of dollars to euros. Generally, the Committee believes that it should set total direct compensation targets for VF’s senior executives within this range to appropriately motivate and reward strong performance and retain top talent at a reasonable cost to VF as indicated by the available data. The Committee targets total direct compensation for each VF executive officer to be competitive with compensation paid to executives in comparable positions according to the Comparison Data based on targeted performance goals established by the Committee. Based on the Committee members’ evaluation of VF’s Chief Executive Officer and other executive officers, and on their assessment of the value to VF of each individual and the risks to VF of losing individuals viewed as key to VF’s short-term and long-term success, the Committee may position each executive’s total direct compensation above, within or below the targeted range. Benefits are set at levels intended to be competitive but are not included in the Committee’s evaluation of total direct compensation. The Committee may also provide retention awards, as it did in 2009 for Mr. Salzburger and as described below, but these are not considered in total direct compensation for purposes of setting the targets.

The components of the target total direct compensation opportunity for each executive set by the Committee annually are short-term cash compensation (annual base salary and target non-equity incentives) and long-term equity compensation (stock options and RSUs). The Committee generally allocates between total cash compensation and equity compensation to be competitive with the Comparison Data and the Industry Group. The Committee also considers historical compensation levels, relative compensation levels among VF’s senior executives, and VF’s corporate performance as compared to performance of companies in VF’s Industry Group.

Balance of Base Salary and At-Risk Components

VF’s philosophy is that a significant portion of each executive’s total direct compensation should be at-risk, meaning subject to fluctuation based on VF’s financial performance. The at-risk components of total compensation targets are annual cash incentives and long-term equity compensation. The at-risk portion of total compensation is progressively greater for higher level positions. The at-risk portions of 2009 targeted total compensation for the executives named in this proxy statement were as follows:

At-risk Portion of Targeted
Executive	Total Direct Compensation
Mr. Wiseman	85%

Mr. Shearer	72%

Mr. Salzburger	68%

Ms. Cummings	71%

Mr. Gannaway	63%

VF intends to continue this strategy of compensating its executives through programs that emphasize performance-based incentive compensation by linking executive compensation to VF’s performance. Furthermore, the compensation will be structured to appropriately balance between the long-term and short-term performance of VF, and between VF’s financial performance and shareholder return.

Total Compensation Review

The Compensation Committee has established a practice of annually reviewing all components of VF’s top executives’ compensation and the Committee performed this review in 2009. The Committee reviewed the dollar amounts affixed to all components of the executives’ 2009 compensation, including current cash compensation (base salary and non-equity incentive plan payments), assumed value of long-term incentive compensation (RSUs and stock options valued in a manner consistent with FASB ASC Topic 718), the dollar value to the executive and the cost to VF of all perquisites and other personal benefits, payout obligations under VF’s Pension Plan and VF’s Supplemental Executive Retirement Plan,

aggregate balances under VF’s deferred compensation plans, and projected payout obligations under several termination-of-employment scenarios, including termination with and without cause and termination after a change in control of VF. The purpose of the annual review is to enable the Committee to understand the amounts of all elements of the executives’ compensation.

Components of Total Direct Compensation

Base Salary

Base salary of the named executive officers is designed to compensate executives for their level of responsibility, skills, experience and sustained individual contribution. Base salary is intended to be competitive as compared to salary levels for equivalent executive positions at companies in the Comparison Data and the Industry Group. The Committee believes that a competitive base salary provides the foundation for the total compensation package required to attract, retain and motivate executives in alignment with VF’s business strategies.

Target salary ranges and individual salaries for the named executive officers are reviewed by the Committee annually, as well as at the time of a promotion or other change in responsibilities. In determining individual salaries, the Committee considers the scope of job responsibilities, individual contribution, current compensation, tenure, market data, VF’s salary budget and labor market conditions.

Each named executive officer is evaluated annually based on several components: key job responsibilities, key accomplishments and annual goals and objectives. The resulting performance evaluations are presented to the Committee to be utilized in assessing each component of total compensation for each executive.

Annual base salary increases for each executive officer are based on (i) an assessment of the individual’s performance, (ii) the market rate for the individual’s position, and (iii) VF’s overall merit increase budget for salaries of senior employees. The 2009 salaries of the executive officers were approved by the Committee members and all other independent members of the Board of Directors.

Annual Cash Incentives

VF has a cash incentive plan for the named executive officers, the VF Executive Incentive Compensation Plan (“EIC Plan”). The EIC Plan focuses executive attention on annual VF performance as measured by pre-established goals. The incentives are designed to motivate VF’s executives by providing payments for achieving and exceeding goals related to VF’s annual business plan.

Under the EIC Plan, performance goals are set each year by the Committee. The Committee used the competitive external Comparison Data to assist the Committee in establishing targeted dollar amounts to award each named executive under the EIC Plan. The Committee establishes each executive’s targeted annual incentive opportunity under the EIC Plan after consideration of compensation data and the recommendations of Frederic Cook and the Chief Executive Officer. The Committee also makes a general assessment as to the relative amounts of annual incentives for the executives to make sure they are, in the

Committee’s judgment, fair and reasonable, but the Committee does not perform any formal internal pay equity calculation for any elements of executive compensation.

The Committee established for 2009 a “pre-set goal” under the EIC Plan of positive diluted earnings per share from continuing operations, excluding the effects of extraordinary and non-recurring items, required changes in accounting policies and any difference in foreign exchange rates from the rates used in VF’s 2009 financial plan, such that (a) no award for 2009 could be paid to the designated executive officers under the EIC Plan unless the pre-set goal was achieved for fiscal 2009 and (b) up to 200% of the target awards could be paid to the designated executive officers provided that the pre-set goal was achieved. Deductibility to VF for federal income tax purposes of the value of the awards up to the 200% level was maintained in 2009 so long as the pre-set goal of positive aggregate earnings per share from continuing operations was achieved. The maximum potential individual award is $3,000,000 plus the amount of the participant’s unused annual limit as of the close of the prior year. In determining the actual EIC Plan payouts, the Committee used its discretion to set award payouts below the maximum potential award for each of the named executives. The Committee established “stretch” target performance goals as described below to determine the actual payouts to the executives.

Depending upon the level of achievement of each of the target performance goals, annual cash awards could range from 0% to 200% of the targeted incentive opportunity for each EIC Plan participant. For the years 2007, 2008 and 2009, actual levels of achievement of target performance goals under the EIC Plan were 177%, 12.5% and 104%, respectively, of the targeted incentive opportunity. The Committee may exercise discretion regarding awards under the EIC Plan generally or for any individual participant, provided that the pre-set goal is achieved.

While it is the policy of the Committee to provide opportunities for annual incentive compensation for achievement of pre-established performance goals based primarily on financial measures, the Committee also retains discretion to pay bonuses apart from the EIC Plan reflecting its subjective assessment of the value of accomplishments of VF’s executive officers which, in the Committee’s view, cannot always be anticipated in advance or reflected in such pre-established goals.

Stretch Performance Goals.  In 2009, stretch target performance goals for the named executive officers were set by the Committee utilizing criteria and weighting recommended by management as well as advice from the Committee’s independent compensation consultant. In setting the stretch performance goals, the Committee considered the worldwide economic recession and resultant decline in consumer spending, which was anticipated to continue to negatively impact VF throughout 2009. In addition, the Committee considered anticipated unusual items in 2009, including an increase in pension expense stemming from the sharp decline in global securities markets in 2008, which was expected to negatively impact 2009 earnings by about $.50 per share, or more than 8%. Therefore, the Committee set three of the stretch performance targets, consistent with VF’s financial plan, slightly below the actual achievement for 2008 in order to realistically provide incentives for management performance, and added a new performance goal respecting cash flow, in a target amount exceeding the cash flow achieved in 2008.

The target stretch performance goals set by the Committee in February 2009, for all the named executives, other than Mr. Salzburger, were based on the following objectives and weighting:

Objective at Target		Weighting
Reported earnings per share 2.2% below 2008 reported earnings per share		60.0%

Net revenues 3.2% below 2008 revenues made up of:	• Net revenues, excluding net revenues of recent acquisitions, 5.1% below 2008 revenues, excluding net revenues of recent acquisitions	10.0%

	• Net revenues of recent acquisitions for the portion that occurred during 2009 of the 12-month period following the acquisition equal to approximately 2% of VF’s 2008 net revenues	5.0%

Cash flow 3.1% above 2008 cash flow		25.0%

For Mr. Salzburger, who is responsible for a substantial portion of VF’s international businesses, the stretch performance goals were based 20% on the performance objectives for the other executives described above and 80% on the following objectives and weighting:

Objective at Target	Weighting
International operating profit less cost of capital charge 35.1% above 2008 international operating profit less cost of capital charge	60.0%
International net revenues, excluding net revenues of recent acquisitions, 5.7% below 2008 international revenues, excluding revenues of recent acquisitions	10.0%
Net revenues of VF’s recent acquisitions for the portion that occurred during 2009 of the 12-month period following the acquisition equal to approximately 2% of VF’s 2008 net revenues	5.0%
International cash flow 20.4% above 2008 cash flow	25.0%

The objectives have different ranges of achievement. Each objective excludes the effects of extraordinary and nonrecurring items, required changes in accounting policies and differences between actual foreign exchange rates during 2009 and the foreign exchange rates assumed in the VF 2009 financial plan at the time the Committee set the targets and, therefore, the calculations may differ from reported financial results. In February 2009, the Compensation Committee set individual target award amounts for the named executive officers for the fiscal year 2009. These target award amounts are set forth on the Grants of Plan-Based Awards table on page 32.

Based on VF’s actual performance in 2009, in February 2010 the Committee determined that the pre-set goal had been achieved. The Committee further determined that 104% of the stretch target performance goals had been achieved, excluding impairment charges and the effect of the difference between actual foreign exchange rates during 2009 and the foreign exchange rates assumed in the VF 2009 financial plan at the time the Committee set the targets, for the named executives other than Mr. Salzburger, and 63% of the stretch target performance goals had been achieved for Mr. Salzburger. In addition, the Committee awarded Mr. Salzburger a discretionary bonus in the amount of $135,745 in recognition of the level of performance of VF’s international businesses under his leadership notwithstanding economic difficulties in certain European economies. The payments made to the named executive officers under the EIC Plan are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 30.

Restricted Stock Units

Under VF’s Mid-Term Incentive Plan (“MTIP”), executives are awarded RSUs that give them the opportunity to earn shares of VF Common Stock for performance achieved over three-year cycles. RSUs provide long-term incentive compensation for executives with the objectives of providing a focus on long-term value and increasing stock ownership. RSUs are designed to align the interests of VF’s executives with those of shareholders by encouraging the executives to enhance the value of VF. In addition, through three-year performance periods, this component of the compensation Program is designed to create an incentive for individual executives to remain with VF.

The Committee generally determines the actual number of shares to be paid out for the three-year performance cycle by multiplying the target number of RSUs by the average level of achievement of the stretch goals established annually by the Committee under the EIC Plan during the three years of the performance period, plus an additional number of shares equal to the dollar value of the dividends that would have accrued (without compounding) on the actual award. Actual awards (excluding dividends) may range from 0% to 200% of the targeted incentive. Deductibility to VF for federal income tax purposes of the value of the awards up to the 200% level is maintained so long as the pre-set goal of positive aggregate earnings per share from continuing operations is achieved for the three-year performance period and this goal was achieved for the 2007-2009 performance cycle. The Committee retains discretion with respect to the actual awards provided that the pre-set goal is met.

In February 2010, the Committee determined that the achievement for the third year of the three-year MTIP performance cycle was 104%. Therefore, the Committee determined that the level of achievement of the goal for the three-year period 2007 through 2009 was 120%, determined by averaging the deemed achievement of the goals under the EIC Plan for 2007 (177%), 2008 (80%), and 2009 (104%).

The RSU payout made in February 2010 for the 2007-2009 performance period is set forth on the Option Exercises and Stock Vested Table on page 37. The RSU target awards to the executive officers made in February 2009 for the 2009-2011 performance period are set forth in the Grants of Plan-Based Awards Table on page 32.

Stock Options

Stock options awarded under the Stock Plan are intended to align executives’ and shareholder interests and focus executives on attainment of VF’s long-term goals. Stock options provide executives with the opportunity to acquire an equity interest in VF and to share in the appreciation of the value of the stock. They also provide a long-term incentive for the executive to remain with VF and promote shareholder returns. The Committee determines a value of options awarded to executive officers as a component of the total targeted compensation.

Non-qualified stock options have a term of not greater than ten years and become exercisable not less than one year after the date of grant. Options are exercisable only so long as the option holder remains an employee of VF or its subsidiaries, except that, subject to earlier expiration of the option term, and to the specific terms and definitions contained in the Stock Plan, options generally remain exercisable for the period severance payments are made (if any) in the case of involuntary termination of employment, and for 36 months after death, retirement or termination of employment due to disability. In addition, in accordance with the executives’ change-in-control agreements described on page 41, upon a change in control of VF and termination of the executives’ employment, vesting of the options is accelerated and all of the options become exercisable by the executives.

Stock options are typically granted to the named executive officers annually in February under the Stock Plan. Because the Compensation Committee meets shortly before the release of VF’s earnings for the prior fiscal year and guidance for the following year, the Committee’s practice with respect to the award of stock options under the Stock Plan is to establish the date of grant of the options as the third business day after the earnings release so that the earnings information can be absorbed by the financial markets. The Committee acted on February 9, 2009, to establish the grant date for the options on February 13, 2009. Under the Stock Plan, the exercise price of stock options is the fair market value on the date of grant. “Fair market value” is defined in the Stock Plan as the average of the reported high and low sales price of the Common Stock on the date of grant.

Stock option awards made to the named executive officers during 2009 are listed on the Grants of Plan-Based Awards Table on page 32.

Retention Awards

Retention awards of restricted stock or restricted stock units are made by the Committee from time to time to attract or retain key executives and are designed to reward long-term employment with VF. Awards of restricted stock or restricted stock units for retention purposes under the Stock Plan are not part of regular annual compensation. The retention awards and the amount of any particular retention award are determined in consultation with the Committee’s compensation consultant for the Chief Executive Officer and in consultation with the Chief Executive Officer for the other named executive officers.

On February 9, 2009, in connection with his promotion and his election to serve as Vice President of VF and member of VF’s senior management committee, Mr. Salzburger was awarded 10,000 restricted stock units. The restricted stock units will vest in 2014 provided that Mr. Salzburger remains in the employment of VF until the vesting date, except that a pro rata portion of the restricted stock units would vest if his employment termination is due to death or disability.

Policy for the Recovery of Awards or Payments in the Event of Financial Restatement

The Board of Directors has adopted a policy for the recovery of performance-based compensation from executives. The policy provides that the Board may require an executive to forfeit a performance-based award or repay performance-based compensation if VF is required to prepare an accounting restatement, as a result of misconduct, if such executive knowingly caused or failed to prevent such misconduct. The award agreements for stock options and RSUs under the Stock Plan include provisions respecting such recovery, as does the EIC Plan.

Retirement and Other Benefits

The Committee believes that retirement and other benefits are important components of competitive compensation packages necessary to attract and retain qualified senior executives. The Committee reviews the amounts of the benefits annually along with other compensation components. However, the benefits do not affect the decisions the Committee makes regarding other compensation components, which are generally structured to achieve VF’s short-term and long-term financial objectives. Mr. Salzburger, who is not a U.S. resident, does not participate in VF’s Pension Plan, Supplemental Executive Retirement Plan or Executive Deferred Savings Plan described below. His benefits are described under the caption “Pension Benefits” on page 37.

Pension Benefits

VF sponsors and maintains the VF Corporation Pension Plan (the “Pension Plan”), a tax-qualified defined benefit plan that covers most of VF’s U.S. employees who were employed by VF on or before December 31, 2004, including the U.S.-based named executive officers. The purpose of the Pension Plan is to provide retirement benefits for those employees who qualify for such benefits under the provisions of the Pension Plan. The Pension Plan is discussed in further detail under the caption “Pension Benefits” on page 37.

Supplemental Executive Retirement Plan

VF’s U.S.-based named executive officers participate in a Supplemental Executive Retirement Plan (“SERP”). The SERP is an unfunded, nonqualified plan for eligible participants primarily designed to restore benefits lost under the Pension Plan due to the maximum legal limit of pension benefits imposed under the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code (the “Code”). In the past, the Committee supplemented the SERP benefits of certain executives whose tenure would be relatively short by virtue of having joined VF in mid-career or who lost pension benefits with former employers as a result of an early separation from service. VF believes the SERP assists VF in retaining key executives.

Nonqualified Deferred Compensation

VF senior executives, including the U.S.-based named executive officers, are permitted to defer compensation and receive matching credits under the VF Corporation Executive Deferred Savings Plan. This plan enables executives to save for retirement on a tax-deferred basis. Nonqualified deferred compensation is discussed in further detail under the caption “Nonqualified Deferred Compensation” on page 40.

Change-in-Control Agreements

VF has entered into Change-in-Control Agreements (the “Agreements”) with certain VF senior executives, including the named executive officers, that provide the executives with certain severance benefits in the event their employment with VF is terminated by VF or by the executive for good reason, as defined in the Agreements, subsequent to a change in control of VF. The Agreements are designed to reinforce and encourage the continued attention and dedication of such executives to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of VF. VF believes that change-in-control arrangements are an important component of a competitive compensation package necessary to attract and retain qualified senior executives.

As described and quantified below in the “Potential Payments Upon Change in Control, Retirement or Termination of Employment” section on page 41, the Agreements generally have a term of three years with automatic annual extensions. The Agreements may be terminated, subject to the limitations outlined below, by VF upon notice to the executive and are automatically terminated if the executive’s employment with VF ceases. VF may not terminate the Agreements (i) if it has knowledge that any third person has taken steps or has announced an intention to take steps reasonably calculated to effect a change in control of VF or (ii) within a specified period of time after a change in control of VF occurs. Severance benefits payable to the named executive officers include the lump sum payment of an amount equal to 2.99 times the sum of the executive’s current annual salary plus the highest amount of cash incentive awarded to the executive during the three fiscal years ending prior to the date on which the executive’s employment is terminated following a change in control of VF.

Total payments to be made to an executive in the event of termination of employment upon a change in control of VF may constitute excess “parachute payments” (as that term is defined in the Code). Executives also receive additional payments under the Agreements to reimburse them for any increased excise taxes, as well as other increased taxes, penalties and interest resulting from any payments under the Agreements by reason of such payments being treated as excess parachute payments. However, if the parachute payments exceed the maximum amount that could be paid to the executive without giving rise to an excise tax, but are less than 105% of such amount, then no gross-up will be paid and the parachute payments will be reduced to just below such amount.

Under the terms of the Agreements, the executives would also be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock and RSUs, lump sum payments under the VF SERP, and continued life and medical insurance for specified periods after termination. Upon a change in control of VF, VF also will pay all reasonable legal fees and related expenses incurred by the executive as a result of the termination of his or her employment or in obtaining or enforcing any right or benefit provided by the Agreements.

Payments Upon Separation

The named executive officers, other than Mr. Salzburger, have no contractual right to receive separation payments if they terminate their employment or are terminated with or without cause prior to a change in control of VF. Mr. Salzburger, who is based in Switzerland, has an employment agreement, which is typical in Switzerland. Under his agreement, Mr. Salzburger is entitled to receive one year of base salary and a pro rata amount of the annual incentive bonus he would have earned for the year of termination if his employment is terminated without cause.

Preservation of Deductibility of Compensation

Section 162(m) of the Code limits the deductibility by VF for Federal income tax purposes of annual compensation in excess of $1 million paid to certain officers, unless certain requirements are met. Stock options and certain performance-based awards under the 1996 Stock Compensation Plan are designed to meet these requirements as are annual payments under VF’s EIC Plan. It is the present intention of the Compensation Committee to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that to do so is consistent with the best interest of shareholders; however, tax deductibility is only one consideration in determining the type and amount of compensation. The Board of Directors maintains discretion to set salaries and grant awards based on the Board’s assessment of individual performance and other relevant factors. Such salaries and awards may not meet the requirements for full deductibility of Section 162(m). In making compensation decisions the Board takes into consideration any potential loss of deductibility. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy requiring all compensation to be deductible.

Executive Stock Ownership Guidelines

It is VF’s policy to strongly encourage stock ownership by VF senior management. This policy closely aligns the interests of management with those of shareholders. Senior executives are subject to share ownership guidelines that require them to accumulate, over a five year period, and then retain, shares of VF Common Stock having a market value ranging from one to five times annual base salary, depending upon the position. The Chief Executive

Officer and the other named executive officers are required to accumulate VF Common Stock having market values as follows:

Share Ownership Guidelines
Officer	VF Common Stock having a market value of
Chief Executive Officer	Five times annual base salary

Senior Vice Presidents	Three times annual base salary

Vice Presidents	Two times annual base salary

An executive has five years to reach the target. If an executive’s guideline increases because of a tier change or salary increase, a new five-year period to achieve the incremental guideline begins with each such change. Once achieved, the ownership of the guideline amount should be maintained for as long as the executive is subject to the guideline.

Credit will be given for direct holdings by the executive or an immediate family member residing in the same household, equity incentive plan share deferrals, shares held through executive deferred savings and 401(k) plans and restricted stock. No credit will be given for shares of stock beneficially owned by someone other than the executive or immediate family member residing in the same household, unexercised stock options, or other similar forms of ownership of stock. Shares held in trust are reviewed for credit by the Committee. Until a senior executive has met the targeted ownership level, whenever he or she exercises a stock option he or she must retain shares equal to 50% of the after-tax value of each option exercised.

All of the named executive officers have exceeded their targets for executive stock ownership.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and the Committee’s independent compensation consultant. Based on the foregoing review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and VF’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010.
Ursula O. Fairbairn, Chairman
Charles V. Bergh
W. Alan McCollough
M. Rust Sharp
Raymond G. Viault

2007-2009 SUMMARY COMPENSATION TABLE

							Change
							in Pension
							Value and
						Non-Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)[2]	($)[3]	($)[4]	($)[5]	($)[6]	($)[7]	($)

Eric C. Wiseman	2009	$1,036,539	$-0-	$2,252,165	$1,909,435	$1,146,200	$830,800	$67,988	$7,243,127

Chairman, President and	2008	950,000	641,250	3,452,759	2,247,849	118,750	499,200	79,733	7,989,541

Chief Executive Officer	2007	775,000	-0-	1,189,650	1,112,595	1,239,000	529,100	51,836	4,897,181

Robert K. Shearer	2009	659,977	-0-	612,015	510,375	401,170	634,800	23,400	2,841,737

Senior Vice President and	2008	623,400	259,875	622,613	573,343	48,125	285,500	28,588	2,441,444

Chief Financial Officer	2007	562,000	-0-	631,400	487,920	621,300	469,700	50,578	2,822,898

Karl Heinz Salzburger[1]	2009	794,808	135,745	1,185,815	518,864	289,436	8,640	184,940	3,118,248
Vice President, President — VF International

Candace S. Cummings	2009	527,169	-0-	452,900	377,681	343,860	526,100	23,400	2,251,110

Vice President —	2008	498,400	223,750	460,790	424,284	41,250	198,000	25,892	1,872,366

Administration, General	2007	450,000	-0-	462,000	358,720	531,000	1,170,900	48,851	3,021,471
Counsel and Secretary

Michael T. Gannaway	2009	457,808	-0-	249,718	211,708	255,290	177,500	23,400	1,375,424

Vice President — VF Direct/Customer Teams	2008	411,000	165,375	254,059	279,607	30,625	109,700	48,055	1,298,421

[1]	Mr. Salzburger’s cash compensation was paid in euros and converted to U.S. dollars using an exchange rate of 1.3944 U.S. dollars to the euro, the average daily exchange rate for calendar year 2009.

[2]	The amounts in this column represent discretionary bonus amounts paid to the executives.

[3]	Awards of performance-based restricted stock units (“RSUs”) for the three-year performance periods of 2007 through 2009, 2008 through 2010, and 2009 through 2011 were made to the named executive officers in February 2007, February 2008 and February 2009, respectively, under the Mid-Term Incentive Plan described in footnote 4 to the Grants of Plan-Based Awards Table on page 32. Based on the performance of VF during the three-year cycle, awards are paid out after the end of the three-year cycle. Depending on the level of achievement of performance goals, awards could range up to a maximum of 200% of the target award. The amounts shown for the RSUs in this column are the aggregate grant date fair value of the RSU awards computed in accordance with FASB ASC Topic 718. Fair value for the RSUs was calculated by multiplying the average of the high and the low price of VF Common Stock on the date of the award by the number of target RSUs in the award. The amounts or values ultimately realized by executives may be more or less than the grant date fair value. Dividends (without compounding) accrue on these RSUs. Dividends are paid on the RSUs when the awards are paid out at the dividend rate applicable to all outstanding shares of VF Common Stock as though the recipient held the shares for the period of time beginning on the date of award. Dividends are paid in additional shares of stock calculated by dividing the accrued dividends by the average of the high and low share price on the date the award is paid out. Also included in this column for Mr. Wiseman for 2008 is $1,410,600, the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to 20,000 shares of restricted stock awarded to him in 2008 that vest in 2013, provided Mr. Wiseman remains employed by VF (except a pro rata portion of the awards would vest in the event of termination due to death or disability and the awards would vest upon his termination following a change in control of VF). Dividends on these shares of restricted stock are invested in additional shares that are subject to the same restrictions as the original award. Also included in this column for Mr. Salzburger for 2009 is $573,800, the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 with respect to 10,000 restricted stock units awarded to him in 2009 that vest in 2014, as further described in footnote 7 to the Grants of Plan-Based Awards Table on page 32. The amounts in this column for 2008 and 2007 were restated from previous proxy disclosures to reflect changes in the Securities and Exchange Commission rules.

[4]	Options to purchase shares of VF Common Stock are granted annually to each of the named executive officers under the Stock Plan. The terms of options granted under the Stock Plan are described in footnote 1 to the Outstanding Equity Awards at Fiscal Year-End Table on page 35. Stock options vest over three years of continuous service after the date of grant and expire ten years after the date of grant. The values of the option awards in this column are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and were estimated using a lattice option-pricing model, which incorporates a range of assumptions for inputs between the grant date of the option and date of expiration. The assumptions used and the resulting weighted average value of stock options granted during 2009 is summarized in Note P to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended January 2, 2010. There can be no assurance that the FASB ASC Topic 718 amounts will be realized. The amounts in this column for 2008 and 2007 were restated from previous proxy disclosures to reflect changes in the Securities and Exchange Commission rules.

[5]	The amounts in this column represent cash awards earned during 2007, 2008 and 2009, respectively, under the VF EIC Plan described in footnote 3 to the Grants of Plan-Based Awards Table on page 32.

[6]	The amounts reported in this column represent the aggregate change in the actuarial present value of the named executive officers’ accumulated benefits under all defined benefit and actuarial pension plans (including supplemental plans) in 2007, 2008 and 2009, respectively. No amounts are included in this column for earnings on deferred compensation because the named executive officers do not receive above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified. The earnings that the executive officers received on deferred compensation are reported in the Nonqualified Deferred Compensation table on page 40.

[7]	For Mr. Wiseman, this amount includes VF’s matching contribution to the Executive Deferred Savings Plan in the amount of $12,500 (the “VF Match”), financial planning services and personal use of company aircraft in the amount of $44,588. The cost of the personal use of aircraft was calculated based on the aggregate incremental cost to VF. Aggregate incremental cost is based on an hourly charge for VF’s aircraft that includes fuel, maintenance, salaries, ramp fees and landing fees. For Mr. Shearer, Ms. Cummings and Mr. Gannaway this amount includes the VF Match and financial planning services. For Mr. Salzburger, this amount includes a cost of living allowance in the amount of $83,103, a housing allowance in the amount of $83,103, a company car allowance, and a standard educational allowance and family allowance both of which are required by law and are provided on the same terms as available for all VF employees in Switzerland. These amounts for Mr. Salzburger were paid in Swiss francs and converted to U.S. dollars using an exchange rate of CHF 1.0852 to U.S. $1, the average daily exchange rate for calendar year 2009.

2009 GRANTS OF PLAN-BASED AWARDS

									All		All
									Other		Other
									Stock		Option
			Estimated Possible Payouts						Awards:		Awards:	Exercise
		Grant	Under Non-Equity Incentive Plan						Number of		Number of	or Base
		Date for	Awards[3]			Estimated Future Payouts Under			Shares of		Securities	Price of	Grant Date
		Purposes				Equity Incentive Plan Awards[4]			Stock or		Underlying	Option	Fair Value
	Grant	of Option	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Options	Awards[2]	of Award
Name	Date[1]	Awards[2]	($)	($)	($)	(#)	(#)	(#)	(#)		(#)	($/Sh)	($)

Mr. Wiseman	02/09/2009		-0-	$1,100,000	$2,200,000

						-0-	39,250	78,500					$2,252,165	[6]

		02/13/2009									133,489	$53.60	1,909,435	[5]

Mr. Shearer	02/09/2009		-0-	385,000	770,000

						-0-	10,666	21,332					612,015	[6]

		02/13/2009									36,274	53.60	510,375	[5]

Mr. Salzburger	02/09/2009		-0-	460,152	920,304

							10,666	21,332					612,015	[6]

		02/13/2009									36,274	53.60	518,864	[5]

									10,000	[7]			573,800

Ms. Cummings	02/09/2009		-0-	330,000	660,000

						-0-	7,893	15,786					452,900	[6]

		02/13/2009									26,843	53.60	377,681	[5]

Mr. Gannaway	02/09/2009		-0-	245,000	490,000

						-0-	4,352	8,704					249,718	[6]

		02/13/2009									14,800	53.60	211,708	[5]

[1]	All equity awards are made under the VF Stock Plan. The date the Compensation Committee acted to authorize awards is the grant date for all equity awards other than stock option awards under the Stock Plan, the grant procedures for which are described in footnote 2 below.

[2]	Under the Stock Plan, the exercise price of stock options is the fair market value on the date of grant. “Fair market value” is defined under the Stock Plan as the average of the reported high and low sales price of VF Common Stock on the date of grant (rounded to the nearest one-tenth). The “date of grant” is the date on which the granting of an award is authorized by the Compensation Committee, unless another date is specified by the Compensation Committee. The Compensation Committee’s policy with respect to the award of stock options under the Stock Plan is to fix the date of grant of the options in February as the third business day after VF announces its earnings for the previously completed fiscal year. In February 2009, the Committee acted on February 9 to establish February 13 as the grant date for the options. The closing price of a share of VF Common Stock on February 13, 2009 was $52.91; the average of the high and low price of a share of VF Common Stock on February 13, 2009 was $53.60 (rounded up to the nearest one-tenth); because the closing price on the date of grant was lower than the exercise price, the closing price on the date of grant is not reported in the table. The date of grant for other stock awards is the date the Compensation Committee authorized the award. The date reported in this column is the grant date for option awards only.

[3]	The amounts in these columns represent the threshold, target and maximum awards under the VF Executive Incentive Compensation Plan (“EIC Plan”). Under the EIC Plan, performance goals are set each year by the Compensation Committee. Depending upon the level of achievement of each of the performance goals, annual cash awards could range from 0% to 200% of the targeted incentive opportunity for each EIC Plan participant. For the years 2007, 2008 and 2009, actual levels of achievement of performance goals under the EIC Plan as determined by the Committee were 177%, 12.5% and 104%, respectively, of the targeted incentive opportunity. The amounts actually paid to the executives for 2009 performance are set forth on the Summary Compensation Table on page 30. Mr. Salzburger’s target has been converted to U.S. dollars from euros based on the average daily exchange rates for calendar year 2009 of 1.3944 U.S. dollars to the euro.

[4]	These awards were made to the named executive officers in February 2009 for the three-year performance period of 2009 through 2011 under the Mid-Term Incentive Plan (the “MTIP”), a subplan under the VF Stock Plan. The MTIP gives the executives the opportunity to earn shares of VF Common Stock. Although actual payout of these shares is generally determined based on the average level of achievement of the performance goals under the EIC Plan during the three years of the performance period, the Committee retains discretion with respect to the actual awards. In order for the named executives to earn Common Stock under this Plan VF must have aggregate positive earnings per share for the three-year performance period. These awards are forfeitable upon an executive’s termination of employment, except (i) a pro rata portion of the award will be deemed earned in the event of death, disability or retirement, (ii) a pro rata portion of the award will be deemed earned in the event of a termination of the executive’s employment by VF without cause prior to a change in control, with pro ration based on the part of the performance period in which the executive remained employed plus any period during which severance payments will be made, and (iii) the full award at the higher of target performance or actual performance achieved through the date of termination will be deemed earned in the event of a termination by VF without cause or by the executive for good reason after a change in control of VF. Dividends are paid on the shares awarded under the MTIP. When the awards are paid out, the amount of dividends is calculated at the dividend rate applicable to all outstanding shares of VF Common Stock as though the recipient held the shares for the period of time beginning on the date of grant. The dividends are then paid in additional shares of stock calculated by dividing the accrued dividends by the average of the high and the low price of a share of VF Common Stock on the date the award is paid out. Dividends are not compounded.

[5]	The fair value on the date of grant of each option award was computed in accordance with FASB ASC Topic 718 and was estimated using a lattice option-pricing model, which incorporates a range of assumptions for inputs between the grant date of the option and date of expiration. The assumptions used and the resulting weighted average fair value of stock options granted during 2009 are summarized in Note P to VF’s consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended January 2, 2010.

[6]	The aggregate fair value of the RSUs was computed in accordance with FASB ASC Topic 718. Fair value for the RSUs was calculated by multiplying $57.38 per share (the average of the high and the low price of VF Common Stock on the date of the award) by the target award.

[7]	On February 9, 2009, in connection with his election as Vice President of VF, the Compensation Committee awarded Mr. Salzburger 10,000 restricted stock units that vest on January 1, 2014, provided that Mr. Salzburger remains an employee of VF (except a pro rata portion of the award would vest in the event of termination due to death or disability and the award would vest upon his termination following a change in control of VF). Dividends (without compounding) accrue on these restricted stock units. Dividends will be paid on the restricted stock units when the awards are paid out at the dividend rate applicable to all outstanding shares of VF Common Stock as though the shares were held for the period of time beginning on the date of award. Dividends will be paid in additional shares of stock calculated by dividing the accrued dividends by the average of the high and low share price on the date the award is paid out. The fair value of the restricted stock units was calculated by multiplying $57.38 per share (the average of the high and the low price of VF Common Stock on the date of the award) by the award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

	Option Awards[1]				Stock Awards
								Equity Incentive
								Plan Awards:
							Equity	Market
							Incentive Plan	or Payout
							Awards:	Value of
					Number of	Market	Number of	Unearned
					Shares or	Value of	Unearned	Shares,
	Number of	Number of			Units of	Shares or	Shares,	Units or
	Securities	Securities			Stock	Units of	Units or	Other
	Underlying	Underlying			That	Stock That	Other Rights	Rights
	Unexercised	Unexercised	Option	Option	Have Not	Have Not	That Have	That Have
	Options(#)	Options(#)	Exercise	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	Price ($)	Date	(#)	($)[2]	(#)[3]	($)[3]

Eric C. Wiseman	80,000	-0-	$40.90	2/14/2012
	80,000	-0-	34.60	2/13/2013
	54,300	-0-	44.80	2/12/2014
	55,700	-0-	60.20	2/10/2015
	95,800	-0-	56.80	2/09/2016
	40,334	20,166	76.10	2/08/2017
	37,900	75,800	79.50	2/07/2018	25,000 [4]	$1,831,000	31,378 [5]	$2,298,094
	-0-	133,489	53.60	2/12/2019	20,000 [4]	1,464,800	47,100 [6]	3,449,604

Robert K. Shearer	80,000	-0-	40.90	2/14/2012
	43,600	-0-	44.80	2/12/2014
	44,700	-0-	60.20	2/10/2015
	50,800	-0-	56.80	2/09/2016
	21,400	10,700	76.10	2/08/2017
	11,555	23,109	79.50	2/07/2018			9,566 [5]	700,643
	-0-	36,274	53.60	2/12/2019			12,799 [6]	937,413

Karl Heinz Salzburger	13,000	-0-	40.90	2/14/2012
	9,500	-0-	44.80	2/12/2014
	14,400	-0-	60.20	2/10/2015
	19,400	-0-	56.80	2/09/2016
	12,267	6,133	76.10	2/08/2017	10,000 [7]	732,400
	6,841	13,680	79.50	2/07/2018	10,000 [7]	732,400	5,664 [5]	414,831
	-0-	36,274	53.60	2/12/2019	10,000 [7]	732,400	12,799 [6]	937,413

Candace S. Cummings	26,000	-0-	40.90	2/14/2012
	26,000	-0-	34.60	2/13/2013
	21,600	-0-	44.80	2/12/2014
	25,300	-0-	60.20	2/10/2015
	35,900	-0-	56.80	2/09/2016
	15,734	7,866	76.10	2/08/2017
	8,551	17,101	79.50	2/07/2018			7,080 [5]	518,539
	-0-	26,843	53.60	2/12/2019			9,472 [6]	693,700

Michael T. Gannaway	18,800	-0-	60.20	2/10/2015
	20,000	-0-	56.80	2/09/2016
	8,834	4,416	76.10	2/08/2017
	4,715	9,428	79.50	2/07/2018			3,904 [5]	285,900
	-0-	14,800	53.60	2/12/2019			5,222 [6]	382,489

[1]	All of the options are non-qualified stock options awarded under the Stock Plan. Each option becomes vested and exercisable in thirds on the first, second and third anniversaries of the date of grant, respectively. Options generally become fully vested and exercisable upon the executive’s death or termination of the executive’s employment following a change in control of VF. All options have a ten-year term but, in the event of certain terminations of the optionee’s employment, the options generally expire on an accelerated basis, as follows: 36 months after retirement, death or termination due to disability; at the end of the period severance payments are made (if any) in the case of involuntary termination; and at the time of any voluntary termination. The vesting dates for options that were not vested at the end of the 2009 fiscal year are as follows:

	Vesting Schedule of Unvested Options
		Vest	Vest	Vest
		February 9,	February 8,	February 13,
Name	Grant Date	2010	2011	2012

Mr. Wiseman	2/09/2007	20,166
	2/08/2008	37,900	37,900
	2/13/2009	44,497	44,496	44,496

Mr. Shearer	2/09/2007	10,700
	2/08/2008	11,555	11,554
	2/13/2009	12,092	12,091	12,091

Mr. Salzburger	2/09/2007	6,133
	2/08/2008	6,840	6,840
	2/13/2009	12,092	12,091	12,091

Ms. Cummings	2/09/2007	7,866
	2/08/2008	8,551	8,550
	2/13/2009	8,948	8,948	8,947

Mr. Gannaway	2/09/2007	4,416
	2/08/2008	4,714	4,714
	2/13/2009	4,934	4,933	4,933

[2]	The market value of restricted awards reported in this column was computed by multiplying $73.24, the closing market price of VF’s stock at January 2, 2010, by the number of shares or units of stock awarded.

[3]	The values in these columns assume an achievement level of 120% of the target amount, which was the actual level of achievement for the three-year performance period ended January 2, 2010. The final level of achievement for the awards in these columns may differ. The number of RSUs was calculated by multiplying 120% by the target number of RSUs awarded, and the dollar value was calculated by multiplying 120% of the target number of RSUs awarded by $73.24, the closing market price of VF Common Stock at January 2, 2010.

[4]	Mr. Wiseman received an award of 25,000 shares of restricted stock on March 1, 2006, and an award of 20,000 shares of restricted stock on July 14, 2008. These shares of restricted stock vest on March 1, 2011, and July 14, 2013, respectively, provided that Mr. Wiseman remains an employee of VF for both awards (except a pro rata portion of the awards would vest in the event of termination due to death or disability and the awards would vest upon his termination following a change in control of VF). Dividends on these shares of restricted stock are invested in additional shares that are subject to the same restrictions as the original award. Dividends accrued as of January 2, 2010, were valued at $322,988.

[5]	This number represents the number of RSUs that were awarded under the MTIP by the Compensation Committee in February 2008 for the three-year performance period ending December 2010, multiplied by an assumed achievement level of 120%.

[6]	This number represents the number of RSUs that were awarded under the MTIP by the Compensation Committee in February 2009 for the three-year performance period ending December 2011 multiplied by an assumed achievement level of 120%.

[7]	Mr. Salzburger received awards of 10,000 restricted stock units in September 2006, 10,000 restricted stock units in October 2007, and 10,000 restricted stock units in February 2009. These units vest in September 2010, January 2012 and January 2014, respectively, provided that Mr. Salzburger remains an employee of VF for the term of each award (except a pro rata portion of the awards would vest in the event of termination due to death or disability and the awards would vest upon his termination following a change in control of VF). Dividends (without compounding) accrue on these restricted stock units. Dividends will be paid on the restricted stock units when the awards are paid out at the dividend rate applicable to all outstanding shares of VF Common Stock as though the shares were held for the period of time beginning on the date of award. Dividends will be paid in additional shares of stock calculated by dividing the accrued dividends by the average of the high and low share price on the date the award is paid out. Dividends accrued as of January 2, 2010, were valued at $151,300.

2009 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards[2]
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	($)[1]	(#)	($)[3]

Eric C. Wiseman	50,000	$2,055,750	20,324	$1,463,362

Robert K. Shearer	110,000	3,307,170	10,787	776,671

Karl Heinz Salzburger	-0-	-0-	6,182	445,104

Candace S. Cummings	20,000	595,140	7,893	568,296

Michael T. Gannaway	-0-	-0-	4,473	322,034

[1]	The dollar amount realized upon exercise of stock options was calculated by determining the difference between the market price of the underlying securities at exercise and the exercise price of the options.

[2]	These columns report payout of awards of RSUs under the MTIP, including accrued dividends, as described in footnote 4 to the Grants of Plan-Based Awards Table on page 32, for the three-year period ending January 2, 2010. The RSUs were paid out following the determination by the Compensation Committee on February 8, 2010 of the level of achievement for the performance period.

[3]	The aggregate dollar amount realized by the named executive officers upon the payout of the award was computed by multiplying the number of RSUs by $72.00, the fair market value of the underlying shares on February 8, 2010, the payout date. The fair market value is defined under the Stock Plan to be the average of the high and low price of VF Common Stock on the applicable date. No amounts reported in this column were deferred.

PENSION BENEFITS

VF sponsors and maintains the VF Corporation Pension Plan (the “Pension Plan”), a tax-qualified defined benefit plan that covers most of VF’s domestic employees who were employed by VF on or before December 31, 2004, including all the named executive officers other than Mr. Salzburger whose pension is described below. Benefits under the Pension Plan are calculated by reference to the employee’s “average annual compensation”, which is his or her average annual salary and annual incentive compensation from January 1, 2009, with no less than five years immediately preceding retirement included in the average. If an employee does not have five years of compensation from January 1, 2009, such employee’s compensation for a sufficient number of years immediately prior to 2009 is included to produce a minimum five compensation years.

There are two formulas for computing benefits under the Pension Plan. The “normal retirement” formula is used for employees who qualify for “early retirement” under the Pension Plan upon termination, by being credited with at least ten years of service with VF and having attained age 55. The second formula, less favorable to the employee, is used for employees who have not satisfied both conditions for “early retirement” upon termination. For employees who commence benefits under the Pension Plan prior to age 65, the benefit is reduced to account for the longer period of time over which the benefit is expected to be paid. All of the named executive officers are eligible for nonforfeitable benefits under the Pension Plan and the VF Supplemental Executive Retirement Plan (“SERP”).

The SERP is an unfunded, nonqualified plan for eligible employees primarily designed to restore benefits lost under the Pension Plan due to the maximum legal limit of pension benefits imposed under the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code (the “Code”). In addition, in the past the Compensation Committee supplemented the Pension Plan benefits of certain senior executives whose tenure was relatively short by virtue of having joined VF in mid-career or who lost pension benefits with former employers as a result of an early separation from service. The combined retirement income from the Pension Plan and the SERP for each of the named executive officers, upon retirement at age 65, would be an amount equal to his or her Pension Plan benefit calculated (i) without regard to any limitation imposed by the Code or ERISA, (ii) without regard to his or her participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan, (iii) on the basis of the average of the highest three years of his or her salary and annual incentive compensation and a portion of the value of shares delivered respecting RSUs during the ten-year period immediately preceding retirement, and (iv) without deduction or offset of Social Security benefits. For purposes of the table below, the “normal retirement” formula has been used for determining the SERP benefits of all of the named executive officers, regardless of whether they otherwise qualify for “early retirement” under the Pension Plan.

Mr. Salzburger has pension benefits under the VF International SAGL pension fund in Switzerland (the “Swiss Pension Plan”) that covers virtually all Swiss-based employees of VF International SAGL over 25 years of age. Under the Swiss Pension Plan, employee and employer together contribute a percentage of the employee’s base salary up to the maximum pensionable salary (which is currently 254,940 Swiss francs ($226,631 converted to U.S. dollars using an exchange rate of CHF 1.0852 to U.S. $1, the average daily exchange rate for calendar year 2009)) depending on the employee’s age; the contribution for Mr. Salzburger is 15% of the maximum pensionable salary. The portion of the contribution made by employer and employee depends on the category of the employee; Mr. Salzburger contributes 25% and his employer contributes 75%. The annual post-retirement benefit under the Swiss Pension Plan is calculated as a percentage (currently 6.8%) of the accumulated capital in the Swiss Pension Plan for the employee at the time the employee retires. In the event the employee retires earlier than the regular retirement age (which is currently 65 years of age for men), the percentage is reduced. Subject to certain conditions, participants may elect to receive pension benefits entirely or partially in a lump sum; any funds taken as a lump sum reduce the remaining capital and, as a result, the amount of the annual payments. The Swiss Pension Plan is a defined contribution plan, so it is not possible to express the pension benefits as a percentage of the last or an average salary.

The assumptions underlying the present values of the U.S.-based named executive officers’ pension benefits are the assumptions used for financial statement reporting purposes and are set forth in Note N to VF’s Consolidated Financial Statements in its Annual Report on Form 10-K for the fiscal year ended January 2, 2010, except that retirement age is assumed to be age 65, the normal retirement age specified in the Pension Plan. The 2009 year-end discount rate was estimated, for the purpose of these calculations, at 6.5%.

2009 PENSION BENEFITS TABLE

				Present Value
		Number of		of	Payments
		Years Credited		Accumulated	During Last
		Service		Benefit	Fiscal Year
Name	Plan Name	(#)[1]		($)[3]	($)

Eric C. Wiseman	VF Corporation Pension Plan	14		$634,500	$-0-

	Supplemental Executive Retirement Plan	14		2,604,400	-0-

Robert K. Shearer[4]	VF Corporation Pension Plan	23		1,463,200	-0-

	Supplemental Executive Retirement Plan	23		2,391,200	-0-

Karl Heinz Salzburger[5]	Pension Fund of VF International
	SAGL in Switzerland	4		225,963	-0-

Candace S. Cummings[4]	VF Corporation Pension Plan	15		1,383,700	-0-

	Supplemental Executive Retirement Plan	25	[2]	3,168,200	-0-

Michael T. Gannaway	VF Corporation Pension Plan	6		153,400	-0-

	Supplemental Executive Retirement Plan	6		425,900	-0-

[1]	The number of years of service credited to each named executive officer under each Plan was computed as of the same measurement date used for financial statement reporting purposes with respect to VF’s audited financial statements for the fiscal year completed January 2, 2010.

[2]	Ms. Cummings’ years of credited service with respect to the SERP are different from her actual years of credited service. Ms. Cummings had 15 actual years of credited service at December 31, 2009 and her Pension Plan benefit amount is based on those actual years of credited service. However, since Ms. Cummings, who joined VF mid-career, is covered by the Amended and Restated Second Supplemental Annual Benefit Determination (the “Second Determination”) under the SERP (which provides for a benefit at age 65 based on 25 years of credited service regardless of the number of actual years of credited service), her SERP benefit as of December 31, 2009 payable at age 65 is based on 25 years of credited service, rather than her 15 actual years of credited service. The present value of the SERP portion of Ms. Cummings’ benefit is $3,168,200. The present value of her SERP benefit without consideration of the additional years of service credited pursuant to the Second Determination would be $1,347,500. Therefore, the increase to the present value of the SERP benefit due to the extra service awarded her under the Second Determination is $1,820,700.

[3]	The amounts in this column are the actuarial present value of the named executive officer’s accumulated benefit under each plan, computed as of the same Pension Plan measurement date used for financial statement reporting purposes with respect to VF’s audited financial statements for the fiscal year completed January 2, 2010.

[4]	These named executive officers were eligible for early retirement on January 2, 2010. The early retirement benefit for each of these executives is equivalent to the accumulated benefit amount payable at age 65 reduced for early commencement at the rate of five percent (5%) per year for each year prior to such executive’s attainment of age 65. In addition, there is a reduction of four percent (4%) per year for each year prior to Ms. Cummings’ attainment of age 65 under the Second Determination.

[5]	These amounts for Mr. Salzburger were calculated in Swiss francs and converted to U.S. dollars using an exchange rate of CHF 1.0852 to U.S. $1, the average daily exchange rate for calendar year 2009.

NONQUALIFIED DEFERRED COMPENSATION

VF senior executives, including the named executive officers other than Mr. Salzburger, who is not based in the U.S., are permitted to defer compensation under the VF Corporation Executive Deferred Savings Plan (the “EDSP”).

The EDSP permits an eligible executive to defer into a hypothetical “account,” on a pre-tax basis, annual salary in excess of the Social Security Wage Base ($106,800 for 2009) (but not below 50% of the executive’s annual salary) and generally up to 100% of the executive’s annual cash incentive payment. A participating executive’s account will also be credited with matching credits equal to 50% of the first $25,000 deferred by the executive for the year.

Accounts deferred after January 1, 2005 are payable in either a lump sum or in up to 10 annual installments following termination of employment, as elected by the executive at the time of deferral. With respect to accounts prior to January 1, 2005 an executive may request, subject to VF approval, distribution in a lump sum or in up to 10 annual installments following termination of employment. Prior to termination of employment, an executive may receive a distribution of the executive’s deferred account upon an “unexpected financial hardship”.

Accounts under the EDSP are credited with earnings and losses based on certain hypothetical investments selected by the executive. The hypothetical investment alternatives available to executives include various mutual funds as well as a VF Common Stock fund. Executives may change such hypothetical investment elections on a daily basis (although executive officers of VF subject to Section 16 of the Securities Exchange Act of 1934 are generally restricted in changing their hypothetical investment elections with respect to the VF Common Stock fund).

2009 NONQUALIFIED DEFERRED COMPENSATION

					Aggregate
	Executive	VF	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	January 2,
	in 2009	in 2009	2009	Distributions	2010
Name	($)[1,2]	($)[3]	($)[4]	($)[5]	($)[6]

Eric C. Wiseman	$50,002	$12,500	$919,057	$309,650	$4,227,236

Robert K. Shearer	150,974	12,500	(83,638)	464,310	4,654,446

Karl Heinz Salzburger	-0-	-0-	-0-	-0-	-0-

Candace S. Cummings	50,002	12,500	499,237	310,090	3,078,779

Michael T. Gannaway	25,000	12,500	47,259	-0-	241,366

[1]	Amounts reported in this column are included in the Summary Compensation Table on page 30.

[2]	The type of compensation permitted to be deferred is cash compensation.

[3]	Amounts reported in this column are included as All Other Compensation in the Summary Compensation Table on page 30.

[4]	This column includes earnings and (losses) on deferrals described in footnote 2 above.

[5]	This column includes the value of RSUs that participants were previously permitted to defer (the “Deferred RSUs”) and dividends accrued on Deferred RSUs. All Deferred RSUs were paid out on February 2, 2009, to eliminate the administrative burden of tracking the Deferred RSU accounts. Deferrals of RSUs are no longer permitted. The aggregate number of Deferred RSUs paid out to each executive was the following, rounded to the nearest whole number: Mr. Wiseman: 5,630; Mr. Shearer: 8,442; and Ms. Cummings: 5,638. The value for these deferred RSUs for each executive was calculated by multiplying $55.00, the average of the high and the low price of VF Common Stock on February 2, 2009 (rounded to the nearest tenth), by the number of Deferred RSUs that were paid out to each executive.

[6]	This column reflects annual salary and annual incentive awards deferred by each named executive officer during his or her career with VF plus the aggregate amount of contributions by VF (which have never exceeded $12,500 per year) and the investment earnings thereon. All amounts deferred by the named executive officers have been reported in the Summary Compensation Tables in VF’s proxy statements in the year earned to the extent the executive was a named executive officer for purposes of proxy statement disclosure.

POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL, RETIREMENT OR TERMINATION OF EMPLOYMENT

The following section describes payments that would be made to each of the named executive officers and related benefits as a result of (i) a termination of service in the event of a change in control of VF, (ii) the executive’s early retirement, (iii) the executive’s termination without “cause”, (iv) the executive’s termination with “cause”, or (v) the executive’s resignation, assuming these events occurred on January 2, 2010.

The descriptions below do not include the following amounts that the executives would also receive in all termination scenarios:

(a) retirement benefits, the present value of which is disclosed in the Pension Benefits Table on page 37,

(b) the aggregate balance disclosed in the Nonqualified Deferred Compensation table above,

(c) the executive’s EIC Plan payment for the year ended January 2, 2010, as disclosed in the Summary Compensation Table on page 30, or

(d) the value of the executive’s vested “in-the-money” unexercised stock options, which the executive would retain in all termination scenarios except termination without “cause” with no severance, resignation or termination with “cause”.

The named executive officers, other than Mr. Salzburger, do not have employment contracts with VF; all of their potential payments outlined below are defined in benefit plan documents described in this proxy statement. Under Mr. Salzburger’s 2005 employment agreement, he would receive one year of base salary and a pro rata amount of his annual incentive bonus which would have been earned for the year of termination in the event of his termination without cause.

Potential Payments upon a Change in Control of VF

VF has entered into Change-in-Control Agreements with the named executive officers. These Agreements provide severance benefits to the executives only if their employment is terminated by VF without cause or for good reason by the executive within the 24 month period after a change in control of VF. “Good reason” for this purpose means a material reduction in the executive’s authority or duties, budget or compensation; a requirement that the executive relocate anywhere not mutually acceptable to the executive and VF; or a breach by the Company of the Agreement. The Agreements have a term of three years with automatic annual extensions. The Agreements may be terminated by VF, unless it has knowledge that a third party intends to effect a change in control of VF, and they may not be terminated until two years after a change in control occurs. Generally, severance benefits payable to the named executive officers include a lump-sum payment of an amount equal to 2.99 times the sum of the executive’s current annual salary plus the highest amount of annual incentive awarded to the executive during the three fiscal years ending prior to the date on which the executive’s employment is terminated following a change in control of VF. Under the terms of the Agreements or the Stock Plan, the executives would also be entitled to supplemental benefits, such as payment of a pro rata portion of non-equity incentive compensation, accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock units and restricted stock, lump-sum payments under the VF SERP for U.S.-based executives, continued life and medical insurance for specified periods after termination, entitlements under retirement plans and a lump-sum payment upon attaining retirement age.

Except as described below, the total payments to be made to an executive in the event of termination of employment upon a change in control of VF potentially could exceed the limits imposed by the Code on “parachute payments” (as that term is defined in the Code), which could result in imposition of excise taxes on the executive and loss of tax deductibility for VF. U.S.-based executives receive additional payments under the Agreements to reimburse them for any increase in excise taxes, other increased taxes, penalties and interest resulting from any payments under the Agreements by reason of such payments being treated as excess parachute payments. However, if the parachute payments exceed the maximum amount that could be paid to the executive without giving rise to an excise tax, but are less than 105% of such amount, then no gross-up will be paid and the parachute payments will be reduced to just below such amount.

A “change in control” would include any of the following events, subject to certain exceptions described in the Agreements:

(A) an outside party acquires 20% of VF’s voting securities;

(B) members of the VF Board of Directors on the date of the Agreement no longer constitute a majority of the Board; or

(C) approval by VF shareholders of a plan or agreement providing for a merger or consolidation of VF.

Potential Payments Upon Termination of Employment Following a Change in Control and Related Benefits1,2

If the named executive’s employment had been terminated by VF without cause or by the executive for good reason (as defined above) following a change in control of VF, assuming the triggering event occurred on January 2, 2010, the named executive officers would be entitled to receive the following estimated amounts.

				Estimated		Excise Tax
			Unvested	Value of	Lump-Sum	Gross-up
	Severance	Stock	Stock	Benefit	SERP	on Change
Name	Amount[3]	Awards[4]	Options[5]	Continuation[6]	Benefit[7]	in Control	Total

Mr. Wiseman	$6,694,610	$8,098,367	$2,621,724	$68,193	$1,333,022	$5,960,449	$24,776,365

Mr. Shearer	3,759,327	1,365,194	712,421	51,558	959,987	-0-	6,848,487

Mr. Salzburger	4,110,665	3,336,881	712,421	33,174	-0-	-0-[8]	8,193,141

Ms. Cummings	3,106,610	1,010,273	527,197	48,778	1,335,601	-0-	6,028,459

Mr. Gannaway	2,493,660	557,063	290,672	46,459	332,679	1,550,546	5,271,079

[1]	These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a change in control were to occur and the executive’s employment were terminated by VF without cause or by the executive with good reason. The table reflects the amount that could be payable under the various arrangements assuming that the change in control had occurred at January 2, 2010, and the executive’s employment had been terminated on that date, including a gross-up for certain taxes in the event that any payments made in connection with a change in control of VF would be subject to the excise tax imposed by Section 4999 of the Code.

[2]	Valuations of equity awards in this table reflect a price per share of VF Common Stock of $73.24, the closing price of VF’s Common Stock at January 2, 2010.

[3]	The amounts in this column represent 2.99 multiplied by the sum of the executive’s current base salary plus the highest actual annual incentive paid to the executive in the past three years.

[4]	The amount in this column represents the value of target RSU awards under the MTIP for incomplete cycles that would be paid upon a change in control. Incomplete cycles as of January 2, 2010, are the 2008-2010 and 2009-2011 RSU award cycles. For Mr. Wiseman, the amount in this column also includes $3,295,800, the value of accelerated vesting of Mr. Wiseman’s 45,000 shares of restricted stock described in footnote 4 to the Outstanding Equity Awards at Fiscal Year-End Table on page 35 which would be subject to accelerated vesting, and for Mr. Salzburger, the amount in this column also includes $2,197,200, the value of accelerated vesting of Mr. Salzburger’s 30,000 restricted stock units described in footnote 7 to the Outstanding Equity Awards at Fiscal Year-End Table on page 35 which would be subject to accelerated vesting.

[5]	The amount in this column represents the “in-the-money” value of unvested stock options; however, Ms. Cummings and Mr. Shearer are retirement eligible and their options would continue to vest for a period of 36 months if they elected to retire upon termination of employment even if there were no change in control.

[6]	The amount in this column represents the estimated present value of the continuation of health and welfare coverage over the 36-month severance period.

[7]	The amount in this column represents the value of accelerated SERP benefits.

[8]	Although Mr. Salzburger’s Agreement provides for an excise tax gross-up, a determination as to whether a gross-up payment would be required has not been made because Mr. Salzburger is not subject to U.S. taxation.

Payments Upon Retirement

Under the Stock Plan, upon retirement, executives who are eligible to retire are eligible to receive settlement of a pro rata portion of RSUs they are deemed to have earned upon retirement, and options continue to vest according to the original schedule and remain exercisable for a period of 36 months. The following chart shows the estimated value of all unexercisable options and the pro rata portion of RSU awards on January 2, 2010, assuming the executives had retired on that date:

		Unvested Stock
Name	RSU Awards[1]	Options[2]	Total

Mr. Wiseman	$-0-	$-0-	$-0-

Mr. Shearer[3]	628,912	712,421	1,341,333

Mr. Salzburger	-0-	-0-	-0-

Ms. Cummings[3]	465,441	527,197	992,638

Mr. Gannaway	-0-	-0-	-0-

[1]	Valuations in this column reflect a price per share of $73.24, the closing price of VF’s Common Stock at January 2, 2010, and assume that the prorated values of target awards are paid upon early retirement for incomplete cycles (2008-2010 and 2009-2011).

[2]	The amounts in this column represent the “in-the-money” values of unexercisable stock options that will continue to become exercisable for a period of 36 months. The values reflect a price of $73.24 per share of VF Common Stock.

[3]	These named executive officers were eligible for early retirement on January 2, 2010.

Payments Upon Termination without Cause

In the event of a termination without “cause”, (i) under the Stock Plan, the executive’s stock options would continue to vest and to be exercisable until the end of the period of the executive’s receipt of installments of severance pay, if any, from VF, and (ii) under the Mid-Term Incentive Plan, the executive would be eligible to receive a pro rata portion of the total number of RSUs the executive is deemed to have earned with the pro rata portion determined as of the earlier of (a) the date of the last severance payment, if any, and (b) the last day of the performance cycle. In addition, under Mr. Salzburger’s 2005 employment agreement, he would receive a payment in the amount of one year of base salary and a pro rata amount of his annual incentive bonus which would have been earned for the year of termination in the event of his termination without cause.

Payments Upon Termination for Cause or Resignation

In the event of a termination with “cause” or resignation, each named executive officer would receive no additional compensation. However, Ms. Cummings and Mr. Shearer are eligible to retire (see “Payments Upon Retirement,” above).

2009 EQUITY COMPENSATION PLAN INFORMATION TABLE

The following table provides information as of January 2, 2010, regarding the number of shares of VF Common Stock that may be issued under VF’s equity compensation plans.

	(a)	(b)	(c)
Number of securities
	Number of		remaining available
	securities to be		for future issuance
	issued upon	Weighted average	under equity
	exercise of	exercise price of	compensation plans
	outstanding	outstanding	(excluding securities
	options, warrants	options, warrants	reflected in
Plan Category[1]	and rights[2]	and rights[2]	column (a))[3]

Equity compensation plans approved by shareholders	9,280,923	$61.29	4,656,854
Equity compensation plans not approved by shareholders	—	—	—
Total	9,280,923	$61.29	4,656,854

[1]	The table does not include information regarding the Executive Deferred Savings Plan and Deferred Savings Plan for Non-Employee Directors. These plans permit the deferral of salary, annual cash incentive and director compensation into, among other things, stock equivalent accounts. Deferrals in a stock equivalent account are valued as if deferrals were invested in VF Common Stock as of the deferral date, and are paid out only in cash. VF maintains a rabbi trust that holds shares that approximately correspond in number to the stock equivalents, and provides pass-through voting rights with respect to those stock equivalents. Stock equivalents are credited with dividend equivalents. As of January 2, 2010, there were 241,446 stock equivalents outstanding in the stock equivalent accounts under these plans.

[2]	The number of shares includes 1,444,750 restricted stock units that were outstanding on January 2, 2010, under VF’s Mid-term Incentive Plan, a subplan under the 1996 Stock Compensation Plan. Under this Plan, participants are awarded performance-contingent Common Stock units, which give them the opportunity to earn shares of VF Common Stock. The number of restricted stock units included in the table assumes a maximum payout of shares. Actual payout of these shares is determined as described in footnote 4 to the Grants of Plan-Based Awards Table on page 32. The number of shares also includes 50,000 special restricted stock units. Restricted stock unit awards do not have an exercise price because their value is dependent upon the achievement of the specified performance criteria and may be settled only for shares of Common Stock on a one-for-one basis. Accordingly, the restricted stock units have been disregarded for purposes of computing the weighted-average exercise price. Had these restricted stock units been included in the calculation, the weighted-average exercise price reflected in column (b) would have been $54.83.

[3]	Full-value awards, such as restricted stock and restricted stock units, as well as stock options, may be awarded under VF’s 1996 Stock Compensation Plan, VF’s only plan under which restricted stock/unit awards may be granted. Any shares that are delivered in connection with stock options are counted against the remaining securities available for issuance as one share for each share actually delivered. Any shares that are delivered in connection with full-value awards are counted against the remaining securities available as three shares for each full-value share actually delivered.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

Shown below are persons known by VF to have voting power and/or dispositive power over more than 5% of its Common Stock, as well as certain other information, all as of March 9, 2010, except that information regarding the number of shares beneficially owned by certain of the shareholders (but not the calculation of the percentage of the outstanding class) is as of the end of December 2009, as indicated in the footnotes below.

Beneficial Owner	Amount of Beneficial	Percent
and Nature of Ownership	Ownership[1]	of Class

Ursula O. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O. Box 7648, Philadelphia, PA 19101, as Trustees under Deeds of Trust dated August 21, 1951[2,3,4]	12,676,151 shares	11.4%
Ursula O. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O. Box 7648, Philadelphia, PA 19101, as Trustees under the Will of John E. Barbey, deceased[2,3,4]	8,977,952 shares	8.2%

Total	21,654,103 shares	19.6%
BlackRock, Inc. 40 East 52nd Street New York, New York[5]	6,472,922 shares	5.8%

[1]	None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act.

[2]	Ms. Fairbairn and Mr. Sharp are directors of VF.

[3]	Present life tenants and remaindermen under the Will are various. All present life tenants and all or most future life tenants and/or remaindermen under the Deeds of Trust are, or will be, descendants of John E. Barbey. No individual life tenant or remainderman may, within 60 days, attain beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act, which exceeds 5% of the outstanding shares.

[4]	Including shares in the above table, PNC Bank, N.A. and its affiliates held a total of 21,720,677 shares (19.6% of the class outstanding) of the VF Common Stock in various trust and agency accounts on December 31, 2009, according to a Schedule 13G/A filed by the Bank with the Securities and Exchange Commission on February 12, 2010. As to all such shares, the Bank and its affiliates had sole voting power over 61,797 shares, shared voting power over 21,654,103 shares, sole dispositive power over 27,072 shares and shared dispositive power over 21,671,164 shares.

[5]	The information in the above table concerning BlackRock, Inc. (“BlackRock”) was obtained from a Schedule 13 G filed with the Securities and Exchange Commission on January 29, 2010, reporting beneficial ownership at December 31, 2009. BlackRock reported that it had sole dispositive power and sole voting power over all such shares.

Common Stock Ownership of Management

The following table reflects, as of March 9, 2010, the total beneficial ownership of VF Common Stock by each director and nominee for director, and each named executive officer, and by all directors and executive officers as a group. Each named individual and all members of the group exercise sole voting and dispositive power, except as indicated in the footnotes. Share ownership of Ms. Fairbairn and Mr. Sharp includes 21,654,103 shares reported above under Certain Beneficial Owners, as to which they share voting and dispositive power with PNC Bank, N.A., as Trustees, as of January 2, 2010.

Total Shares Beneficially
Name of Beneficial Owner	Owned[1,2,3]

Directors:
Charles V. Bergh	9,003
Richard T. Carucci	3,280
Juliana L. Chugg	7,778
Juan Ernesto de Bedout	62,912
Ursula O. Fairbairn	21,719,389
Barbara S. Feigin	59,669
George Fellows	51,173
Robert J. Hurst	98,471
W. Alan McCollough	57,366
Clarence Otis, Jr.	41,911
M. Rust Sharp	21,713,798
Raymond G. Viault	51,949
Named Executive Officers:
Candace S. Cummings	189,351
Michael T. Gannaway	80,469
Karl Heinz Salzburger	152,263
Robert K. Shearer	271,476
Eric C. Wiseman[4]	668,897
All Directors and Executive Officers as a Group (20 persons)	23,853,007

[1]	Shares counted as owned include shares held in trusts as of January 2, 2010, in connection with employee benefit plans, as to which the following participants share voting power but have no dispositive power: Ms. Cummings — 6,425 shares; Mr. Gannaway — 1,814 shares; Mr. Wiseman — 4,213 shares; and all directors and executive officers as a group — 25,405 shares. Shares owned also include shares held as of January 2, 2010, in trust in connection with employee benefit plans, as to which the following participants have no dispositive power and shared voting power: Mr. Shearer — 1,268 shares; and all directors and executive officers as a group — 4,080 shares. Shares counted as owned also include shares held in a trust in connection with the VF Deferred Savings Plan for Non-Employee Directors as to which the following directors have shared voting power but do not have dispositive power: Mr. Bergh — 1,843 shares; Mr. Carucci — 505; Mr. de Bedout — 11,839 shares; Ms. Fairbairn — 14,097 shares; Ms. Feigin — 6,796 shares; Mr. Hurst — 21,198 shares; Mr. McCollough — 8,293 shares; Mr. Otis — 7,238 shares; Mr. Sharp — 8,622 shares; Mr. Viault — 9,676 shares; and all directors as a group — 90,107 shares.

[2]	Shares owned also include the following number of stock options that are exercisable as of March 9, 2010, or within 60 days thereafter: Ms. Cummings — 158,450; Mr. Gannaway — 66,413; Mr. Shearer — 206,402; Mr. Wiseman — 546,597; Mr. Salzburger — 100,473; Mr. Bergh — 6,385; Ms. Chugg — 6,385; Mr. de Bedout — 48,298; Ms. Fairbairn — 48,298; Ms. Feigin — 48,298; Mr. Fellows — 48,298; Mr. Hurst — 48,298; Mr. McCollough — 48,298; Mr. Otis — 33,898; Mr. Sharp — 48,298; Mr. Viault — 38,698; and all directors and executive officers as a group — 1,711,041.

[3]	Other than Ms. Fairbairn and Mr. Sharp, who are deemed to beneficially own 19.6% of the Common Stock outstanding, the percentage of shares owned beneficially by each named person does not exceed 1% of the Common Stock outstanding. The percentage of shares owned beneficially by all directors and executive officers as a group, was 21.6% of the Common Stock outstanding.

[4]	Mr. Wiseman is also a director.

ITEM NO. 2

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF
VF’S 1996 STOCK COMPENSATION PLAN

Our Board of Directors recommends that shareholders of VF approve an amendment and restatement of VF’s 1996 Stock Compensation Plan (the “1996 Plan”). The principal change to the 1996 Plan will be to increase the number of shares of VF Common Stock reserved for future grants of awards of all types. Shareholder approval of an amendment and restatement would also have the effect of extending the effective life of the Plan until the date ten years after shareholder approval.

If our shareholders approve the amended and restated 1996 Plan, the number of shares reserved under the 1996 Plan will increase by 10 million shares (approximately 9% of the shares of VF Common Stock outstanding on March 9, 2010). The 1996 Plan counts shares against its limit under a “fungible-shares” provision. Under this provision, upon exercise of an option or stock appreciation right shares are counted against the share limit based on the full number of shares underlying the option or stock appreciation right exercised. This is sometimes referred to as a “gross-counting” provision, distinguished from a “net-counting” provision that counts only the shares representing the participant’s after-tax gain upon exercise of an option or stock appreciation right against a plan limit. Under the “fungible-shares” provision, for any “full-value award” — meaning restricted stock, restricted stock units or other awards that do not require the participant to pay the grant-date fair market value in order to receive shares — we count three shares against the share limit for each share actually delivered to the participant in settlement of such an award. If shareholders approve the proposal, the total number of actual shares of VF Common Stock committed for delivery under currently outstanding awards of all types plus shares available for future awards will be approximately 22,000,000 million (subject to adjustment). This would be approximately 19.9% of outstanding shares of VF Common Stock on March 9, 2010.

The 1996 Plan is our only equity compensation plan. It plays an important role in our efforts to attract and retain employees and directors of outstanding ability on a competitive basis. The Board and the Compensation Committee (the “Committee”) believe that attracting and retaining executives and other key employees of high quality has been and will continue to be essential to our growth and success. As discussed above in our Compensation Discussion and Analysis, the 1996 Plan enables us to offer appropriate equity incentive awards that can attract, retain, motivate and reward top caliber employees for the creation of long-term corporate value. Stock options and restricted awards also enable employees to acquire or increase their proprietary interest in VF, thereby ensuring a mutuality of interest with shareholders. Awards incorporating performance requirements can provide suitable rewards for achieving specific performance objectives that support our annual and long-term goals. Awards under the 1996 Plan provide an increased incentive for each employee granted an award to expend his or her maximum efforts for the success of our business. The Board and Committee therefore view the 1996 Plan as a key component of our overall compensation program.

At February 24, 2010, there were 10,589,513 options, warrants and rights outstanding under the 1996 Plan. This number included 2,017,474 restricted stock units assuming the maximum (i.e., at 200% of target award) pay-out of shares. At that date, the weighted average exercise price of outstanding options was $57.40, with a weighted average remaining term for options outstanding of 6.97 years. Restricted stock unit awards do not have an exercise price; their value is dependent upon the achievement of the specified performance criteria, and may be settled only by delivery of one share of Common Stock for each restricted stock unit then being settled. Accordingly, the restricted stock units have been disregarded for purposes of computing the weighted-average exercise price. Had these restricted stock units been included in the calculation (assuming delivery of the target number of shares under these awards), the weighted average exercise price would have been $55.47.

Therefore, at February 24, 2010, only 1,407,050 shares remain available for new grants of options or stock appreciation rights under the 1996 Plan, with the number of full-value awards that could be granted being one-third of that number.

In order to continue to provide the appropriate equity incentives to employees and directors in the future, the Board has approved an increase in the number of reserved shares, subject to shareholder approval, including shares that may be used for performance-based restricted awards and non-performance-based awards.

Background.  Shareholders first approved our 1996 Plan at the 1997 Annual Meeting, and reapproved the Plan most recently at the 2007 Annual Meeting. The 1996 Plan provides for the grant of stock options and restricted awards in the form of either restricted stock or restricted stock units as awards to employees and directors. The 1996 Plan is administered by the Compensation Committee, which consists entirely of independent directors.

To date, we have granted stock options and restricted awards under the 1996 Plan, including grants to executive officers shown above in this proxy statement. The Committee has implemented VF’s Mid-Term Incentive Plan under the 1996 Plan. In recent years, this program has provided for awards of performance-based restricted stock units, with performance measured over a three-year period based on maintaining positive earnings per share from continuing operations for the three year performance period and achieving yearly performance goals under the EIC Plan. We intend that the Mid-Term Incentive Plan link a portion of executives’ compensation opportunity to measures of VF’s performance to provide an incentive for successful long-term strategic management of VF.

Reasons for Shareholder Approval.  The Board and Committee seek shareholder approval of the amendment and restatement of the 1996 Plan in order to meet requirements of the New York Stock Exchange. In addition, we regard shareholder approval of the amendment and restatement as desirable and consistent with corporate governance best practices.

The Board and Committee also desire that VF retain the ability to claim tax deductions for certain types of awards under the 1996 Plan. Code Section 162(m) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the Chief Executive Officer and three other most highly compensated executive officers (excluding the Chief Financial Officer) serving on the last day of the fiscal year. “Performance-based” compensation that meets the requirements of Section 162(m) does not count against the $1 million deductibility cap, and therefore remains fully deductible. We seek shareholder approval of the material terms of performance awards under the 1996 Plan in order to meet a key requirement under Section 162(m), so that such awards will qualify as “performance-based” under Section 162(m).

For purposes of Section 162(m), approval of the amendment and restatement of the 1996 Plan will be deemed to include reapproval of the general business criteria upon which performance objectives for restricted awards are based, described below under the caption “Performance Awards.” Because shareholder approval of general business criteria, without specific targeted levels of performance, qualifies incentive awards for a period of approximately five years, shareholder reapproval of such business criteria will meet the requirements under Section 162(m) until 2015. For purposes of Section 162(m), shareholder approval of the performance goal inherent in stock options (increases in the market price of stock) does not require periodic renewal; we believe that all stock options granted under the 1996 Plan have been subject to no limitation on deductibility under Section 162(m).

Corporate Governance Provisions.  The 1996 Plan contains provisions that conform to corporate governance best practices, including

•	A provision explicitly requiring shareholder approval of any repricing transaction.

•	“Repricing” means lowering the exercise price of an outstanding option, any other action that is a repricing under generally accepted accounting principles, canceling an option at a time when its exercise price exceeds the fair market value of the underlying stock, in exchange for another option, restricted award, cash or other property. However, adjustments to awards in connection with stock splits, mergers, spin-offs and other extraordinary events are permitted without shareholder approval.

•	A provision that no loans can be made to participants under the 1996 Plan in connection with equity awards or otherwise.

•	A provision authorizing the Committee to attach conditions to awards, including “clawback” provisions. We have implemented a policy providing for recovery of shares or amounts realized from all 1996 Plan performance-based awards granted in 2008 and thereafter if VF is required to prepare an accounting restatement, as a result of misconduct, if the participant knowingly caused or failed to prevent such misconduct. See “Compensation Discussion and Analysis — Components of Total Direct Compensation — Policy for the Recovery of Awards or Payments in the Event of Financial Restatement,” at page 26.

•	A provision that dividend equivalents will not be paid on outstanding stock options.

Accounting Treatment of Awards.  We apply Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”) as our method of accounting for stock-based compensation. FASB ASC Topic 718 provides a method by which the fair value of awards granted under the

1996 Plan, including stock options, can be calculated and reflected as an expense in our financial statements.

Description of the 1996 Plan.  The following is a brief description of the material features of the 1996 Plan as proposed to be amended and restated, in addition to the features discussed above. This description is qualified in its entirety by reference to the full text of the amendment and restatement of the 1996 Plan, a copy of which is attached to this Proxy Statement as Appendix B.

Administration.  The 1996 Plan generally is administered by the Compensation Committee, the composition and governance of which are set by the Board in the Committee’s charter. The 1996 Plan contains some mandatory terms for awards and provisions that limit Committee action, but also gives substantial discretion and authority to the Committee to determine the employees and directors to whom, and the times at which, awards may be granted, the number of shares to be subject to each award and the terms, conditions and limitations of each award. This includes, among other things, authority to determine the times at which options will be exercisable, the time restricted awards will vest and become nonforfeitable and the performance conditions, if any, that will attach to restricted awards, although minimum vesting periods must be imposed, as described below. Committee members will not be personally liable in connection with any action, determination or interpretation taken or made in good faith under the 1996 Plan.

The 1996 Plan gives the Board authority to grant options, stock appreciation rights or restricted awards to non-employee directors in its discretion. The Board generally determines the type, timing and amount of such awards to non-employee directors as part of the overall policies for compensating non-employee directors that from time to time may be adopted by the Board. Current compensation policies for non-employee directors are described above under the caption “Corporate Governance at VF — Directors’ Compensation” on page 14.

Per-Person Limitations and Share Counting.  In addition to the aggregate limits on shares available under the 1996 Plan (discussed above), the 1996 Plan imposes per-person limitations on the annual amount of awards to employees, in order to comply with Code Section 162(m). The proposed amended and restated 1996 Plan will continue the current provisions, so that no single participant may be granted during any calendar year options to purchase shares, including stock appreciation rights, covering more than 500,000 shares or restricted awards relating to more than 200,000 shares (in each case subject to adjustment, as described below). For cash incentive awards, the Plan limits the incentive awards that may be earned by a participant to the participant’s defined “Annual Limit,” which for this purpose equals $10 million plus the amount of the participant’s unused cash Annual Limit as of the close of the previous year. The per-person limit for cash-denominated performance awards does not operate to limit the amount of share-based awards, and vice versa. These limits apply only to awards under the 1996 Plan, and do not limit our ability to enter into compensation arrangements outside of the 1996 Plan.

The rules as to the number of shares counted against the 1996 Plan’s “fungible-shares” provision are described above in the introductory paragraphs of this description of the proposed amendment and restatement of the 1996 Plan. Shares count against the 1996 Plan’s reserve of shares only when actually delivered to and retained by a participant after all restrictions have lapsed. Shares will become available again for new awards if an award expires, is forfeited, or is settled in cash. In addition, in the case of full-value awards such as restricted stock and restricted stock units, if shares are withheld or separately surrendered to pay the withholding taxes, or if shares that had been issued as restricted stock are forfeited, those shares will again be available under the 1996 Plan. However, shares do not become available again when surrendered or withheld to pay the exercise price or withholding taxes upon exercise of an option or stock appreciation right. Shares issued under the 1996 Plan may be either authorized or unissued shares or shares controlled by VF. On March 9, 2010, the reported closing price of VF Common Stock in New York Stock Exchange Composite Transactions was $79.75 per share.

Adjustments and Extraordinary Corporate Events.  The Committee may adjust the number and kind of shares subject to the aggregate share limitations and annual per-person limitations under the 1996 Plan and likewise may adjust outstanding awards upon the occurrence of extraordinary corporate events. These events include stock splits, stock dividends, spin-offs and other extraordinary dividends, equity restructurings as defined in accounting rules governing equity plans, and similar events affecting the Common Stock. Participants holding outstanding equity awards have a legal right to have their awards adjusted in order to preserve the intended benefits or potential benefits to participants, but without enlarging their rights under the awards. In the event of a merger, consolidation, or reorganization of VF in which the interests of shareholders do not continue in a surviving corporation substantially unchanged, a dissolution or liquidation or sale of substantially all assets of VF, or a change in control of VF as defined in the 1996 Plan, the Committee serving before the event may accelerate the exercisability of awards, the lapse of restrictions on awards, or the settlement date of awards, pay cash to participants in settlement of outstanding options, stock appreciation rights or restricted awards, grant new awards or make other adjustments or amendments, including providing for substitution of new awards by a successor employer. See “Other Terms of Awards” below.

Eligibility.  Employees of VF and its subsidiaries and VF’s non-employee directors are eligible to be granted awards under the 1996 Plan.

Stock Options.  The Committee is authorized to grant stock options, including both incentive stock options (ISOs) which can result in potentially favorable tax treatment to participants and nonqualified stock options (i.e., options not qualifying as ISOs). The exercise price per share of an option will in each case be not less than 100% of the fair market value of a share on the date of grant. The maximum term of each option, the times at which each option will be exercisable and provisions requiring forfeiture of unexercised options at or following termination of employment generally will be fixed by the Committee, except no option may have a term exceeding ten years. Options may be exercised by payment of the exercise price in cash or shares having a fair market value equal to the exercise price, as the Committee may determine, which may include withholding of option shares if that would not result in additional accounting expense. We permit broker-assisted cashless exercises. ISOs must meet certain additional limitations in order to qualify for favorable tax treatment. We have not granted ISOs in recent years.

The 1996 Plan also authorizes the grant of stock appreciation rights, which can be settled in cash or in stock. In other respects, the terms of a stock appreciation right essentially would be the same as an option which required that the exercise price would be paid solely by withholding from the shares deliverable upon exercise of the option sufficient shares to cover the exercise price. The 1996 Plan therefore treats stock appreciation rights as a type of option, and references in this description to options generally include stock appreciation rights. Accordingly, each stock appreciation right must have an exercise price (the grant-date reference or “base price” by which appreciation is measured) not less than 100% of the fair market value of a share on the date of grant, and a maximum term not exceeding ten years.

Restricted Awards.  The 1996 Plan authorizes the Committee to grant restricted awards, which include restricted stock and restricted stock units. Restricted stock consists of actual shares which may not be sold or disposed of and which may be forfeited upon certain kinds of termination of employment or service to VF before the end of the restricted period specified by the Committee. Except for these restrictions, a participant granted restricted stock has all of the rights of a VF shareholder, including the right to vote the shares and to receive dividends and distributions, except that the Committee can require that dividends and distributions are automatically deemed reinvested in additional shares of restricted stock. An award of restricted stock units obligates VF to issue shares at a specified future date, which award is non-transferable and subject to a risk of forfeiture in the event of certain kinds of termination of employment or service to VF before the end of the specified restricted period. The restricted period can end before the delivery date for the shares, in which case the award represents a non-forfeitable right to deferred delivery of shares (in other words, stock units). Restricted stock units give the participant no shareholder rights until shares are issued and delivered, although, for each stock unit (whether or not restricted), amounts equal to the dividends on a share of Common Stock may be credited in cash or deemed reinvested in additional stock units at the time of delivery.

The restricted period for restricted stock and the period during which restricted stock units are subject to a risk of forfeiture may not be less than one year, if vesting is conditioned on performance, or three years (with proportionate vesting permitted through such period) if vesting depends solely on continued service, except in the event of accelerated lapse of restrictions upon a change in control or other extraordinary corporate events or in connection with certain types of termination of employment. However, the Committee has discretion to grant up to 5% of the number of shares of Common Stock available for grant under the Plan as restricted awards without regard to any minimum vesting requirement.

Performance Awards.  The Committee may impose a condition upon the grant or settlement of a restricted award based on the attainment of performance objectives over a performance period specified by the Committee. In such case, not later than 90 days after the beginning of a performance period, the Committee shall establish a performance award target for that performance period and specify the performance objective that will be a condition to the grant of the performance award. The performance objective will relate to one or more corporate, business group or divisional levels of performance during the performance period relating to the following business criteria, as specified by the Committee: earnings per share, net earnings, pretax earnings, operating income, net sales or revenues, net sales or revenues from existing business, net sales or revenues from acquired businesses, market share, balance sheet measurements, cash return on assets, return on capital, book value, shareholder return or return on average common equity. In establishing required performance levels, the Committee or Board may disregard or offset the effect of such items of income or expense and other factors as determined by the Committee. Performance awards may also be authorized as to which the grant or vesting is subject to performance based on any of the business criteria specified above as compared to comparable performance of specified peer companies. The Committee has latitude to further specify how a general type of performance will be measured, and generally has exercised its discretion to provide that foreign exchange fluctuations will be factored out of the assessment of attainment of performance goals that could be affected by such fluctuations. The Committee may retain the discretion to reduce the amount of a performance award that is granted and to impose service requirements which must be met in addition to any required performance objectives.

Non-equity incentive awards are awards denominated as a cash amount and earnable based on achievement of a performance objective over a specified performance period. The Committee will specify the duration of the performance period. In other respects, the terms and conditions of an incentive award, including the performance objectives, will be as specified in the paragraph above with respect to share-based performance awards. The Committee may specify that an incentive award will be settled in cash or in shares. Incentive awards are limited by the applicable per-person limitations, as described above.

Other Terms of Awards.  The Committee may permit participants to defer payments relating to awards, including deferrals intended to defer taxation. In addition, the Committee may permit participants to convert restricted stock into stock units, to permit deferral of settlement, and the Committee may impose mandatory deferral terms on restricted stock unit awards. A stock unit is a right to receive a share at a future date, representing in effect a restricted stock unit as to which the risk of forfeiture has lapsed. Settlement of any stock unit (including a restricted stock unit) will be in shares, except that the Committee is authorized to settle such awards in cash. Deferrals must comply with Code Section 409A. Payments under the 1996 Plan are subject to deduction to satisfy withholding taxes, and participants may be required to separately pay withholding taxes relating to receipt of shares under the 1996 Plan. The Committee may require or may permit participants to elect to have VF withhold shares from any award, or may permit participants to elect to deliver previously acquired shares, to satisfy withholding obligations. Awards granted under the 1996 Plan generally are nontransferable except pursuant to the laws of descent and distribution, except that the Committee may permit transfers of nonqualified stock options or stock appreciation rights for estate planning purposes, but transfers for value are not permitted. Awards under the 1996 Plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), although the Committee may authorize grants in exchange for outstanding awards (options may not be “repriced,” however, without shareholder approval as discussed above). The Committee has authority to vary award terms in the case of foreign participants, to comply with local laws and customs and to ensure that the award generally has the same benefit for a foreign participant as it has for a U.S. participant.

Amendment and Termination of the 1996 Plan.  The Board may amend, suspend or terminate the 1996 Plan at any time, but may not, without shareholder approval, amend the

1996 Plan to increase the number of shares reserved, reduce the exercise price required for options or stock appreciation rights or make any other “material revision” as defined in the New York Stock Exchange rules. These rules do not require that all amendments be submitted to shareholders, so it is possible that the 1996 Plan could be amended in ways that increase the cost to VF without further shareholder approval. The Committee’s authority to grant awards will terminate ten years after the latest shareholder approval of the 1996 Plan or an amendment and restatement of the 1996 Plan (including the present proposal), although after that time Plan provisions will continue to govern then outstanding awards until we have no further obligations or rights with respect to those awards. The Committee has authority to amend outstanding awards, but this authority does not permit a waiver or elimination of a term that is mandatory under the 1996 Plan.

U.S. Federal Income Tax Implications of the 1996 Plan.  We believe that under current law the following Federal income tax consequences generally would arise with respect to awards under the 1996 Plan.

The grant of an option or a stock appreciation right will create no federal income tax consequences for the participant or VF. A participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable or non-forfeitable shares acquired on the date of exercise. Upon exercising a stock appreciation right, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received. This discussion assumes that the option or stock appreciation right would not be deemed to be a deferral arrangement subject to Code Section 409A.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. For all options, a participant’s sale of shares acquired by exercise of the option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in such shares. The tax “basis” normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise (or upon sale of the option shares in the case of an ISO). A participant’s sale of shares acquired by exercise of a stock appreciation right generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax “basis” in the shares, which normally is the amount he or she recognized as ordinary income in connection with the stock appreciation right’s exercise.

We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with the exercise of an option or stock appreciation right, but no tax deduction relating to a participant’s capital gains. Accordingly, we will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods prior to selling the shares.

Awards other than options and stock appreciation rights that result in a transfer to the participant of cash or shares or other property generally will have terms intended to meet applicable requirements under Code Section 409A, which regulates deferred compensation. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if we grant an award of restricted stock units, the participant should not become subject to income tax until the time at which shares or cash are actually distributed, and we would become entitled to claim a tax deduction at that time.

On the other hand, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. In the usual case, we can claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (that is, not excluded or exempted under the tax regulations) will be subject to Code Section 409A. Participant elections to defer compensation under such awards and as to the timing of distributions relating to such awards must meet requirements under Section 409A in order for income taxation to be deferred upon vesting of the award and tax penalties to be avoided by the participant.

As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the company that pays it. Under the 1996 Plan, we intend that options, stock appreciation rights, performance awards to employees the Committee expects to be named executive officers at the time compensation is received, and certain other awards conditioned upon achievement of performance goals qualify as such “performance-based” compensation. However, a number of requirements must be met in order for particular compensation to so qualify, so there can be no assurance that such compensation under the 1996 Plan will be fully deductible by us under all circumstances. In addition, other awards under the 1996 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not qualify, so we would not be permitted to deduct compensation paid to certain executives in connection with such awards to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, as a result of Section 162(m). Compensation to certain employees resulting from vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Code Sections 4999 and 280G.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the 1996 Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the 1996 Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. Different tax rules may apply, including in the case of variations in transactions that are permitted under the 1996 Plan (such as payment of the exercise price of an option by surrender of previously acquired shares). The summary does not address in any detail the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

New Plan Benefits Under the 1996 Plan.  Because future awards under the amended and restated 1996 Plan will be granted in the discretion of the Committee, the type, number, recipients, and other terms of such awards cannot be determined at this time. Information regarding our recent practices with respect to annual incentive awards and stock-based compensation under existing plans is presented in the “Summary Compensation Table” on page 30 and these related tables: “Grants of Plan-Based Awards” on page 32, “Outstanding Equity Awards at Fiscal Year-End” on page 35, and “Options Exercised and Stock Vested” on page 37 in this proxy statement, and in our financial statements for the fiscal year ended January 2, 2010, in the Annual Report on Form 10-K which accompanies this proxy statement.

If shareholders decline to approve the amendment and restatement of the 1996 Plan, the 1996 Plan as currently in effect will remain in effect, but new awards will not be granted under the authority that would have been conferred under the terms of the proposed amendment and restatement (this restriction will be applied in accordance with Code Section 162(m)).

Vote Required.  Approval of the proposed amended and restated 1996 Plan requires the approving vote of a majority of the votes cast at the 2010 Annual Meeting of Shareholders by the holders of shares entitled to vote on the matter, provided that the total vote cast on the proposal (both for and against) represents over 50% in interest of all securities entitled to vote on the proposal.

The VF Board of Directors unanimously recommends a vote FOR approval of the Amendment and Restatement of the 1996 Stock Compensation Plan.

ITEM NO. 3

RATIFICATION OF THE SELECTION
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm.  The Audit Committee has retained PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for the 2010 fiscal year. PricewaterhouseCoopers LLP served as VF’s independent registered public accounting firm for the 2009 fiscal year. In connection with its decision to retain PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence and concluded that it was. A representative of PricewaterhouseCoopers LLP will be present at the Meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. Although we are not required to do so, we believe it is appropriate to ask shareholders to ratify the appointment of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm. If shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of an independent registered public accounting firm.

The VF Board of Directors recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

Professional Fees of PricewaterhouseCoopers LLP.  The following chart summarizes the estimated fees of PricewaterhouseCoopers LLP for services rendered to VF during the 2009 and 2008 fiscal years.

Type of Fees	2009	2008	Description of Fees

Audit Fees	$4,443,000	$4,915,000	“Audit Fees” are fees that VF paid to PricewaterhouseCoopers LLP for the audit of VF’s consolidated financial statements included in VF’s Annual Report on Form 10-K and review of financial statements included in the Quarterly Reports on Form 10-Q, and for services that are normally provided by the auditor in connection with statutory and regulatory filings and engagements; and for the audit of VF’s internal control over financial reporting.

Audit Related Fees	83,000	352,000	“Audit Related Fees” are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of VF’s financial statements and are not reported above under the caption “Audit Fees”. “Audit Related Fees” in 2008 consisted primarily of consultation concerning financial accounting and reporting standards, and in 2009 consisted primarily of social security audits, sales certificates and other assurance services.

Tax Fees	1,777,000	928,000	“Tax Fees” are fees billed for professional services for tax compliance, tax advice, and tax planning. “Tax Fees” in 2008 consisted primarily of tax compliance, tax audit assistance and VAT services, and in 2009 consisted primarily of tax advisory and tax compliance services, transfer pricing and VAT assistance.

All other Fees	-0-	-0-	PricewaterhouseCoopers LLP performed no services in 2008 and 2009 other than the services reported under “Audit Fees”, “Audit Related Fees” and “Tax Fees”.

Total	$6,303,000	$6,195,000

All audit related services and all other permissible non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee. The pre-approval policies adopted by the Audit Committee provide that annual, recurring services that will be provided by VF’s independent registered public accounting firm and related fees are presented to the Audit Committee for its consideration and advance approval at each February Audit Committee meeting. At each February Audit Committee meeting, criteria are established by the Audit Committee for its advance approval of specified categories of services and payment of fees to VF’s independent registered public accounting firm for changes in scope of recurring services or additional nonrecurring services during the current year. On a quarterly basis, the Audit Committee is informed of each previously approved service performed by VF’s independent registered public accounting firm and the related fees.

Report of the Audit Committee.  The Audit Committee reports as follows with respect to the audit of VF’s consolidated financial statements for the fiscal year ended January 2, 2010 (the “2009 Financial Statements”). At meetings of the Audit Committee held in February 2010, the Audit Committee (i) reviewed and discussed with management the 2009 Financial Statements and audit of internal control over financial reporting; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees), as amended by the AICPA professional standards, vol. 1 AU section 380, as adopted by the Public Company Oversight Board in Rule 3200T, which include, among other items, matters related to the conduct of the audit of the 2009 Financial Statements; and (iii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence and discussed with PricewaterhouseCoopers LLP their independence from VF. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2009 Financial Statements as audited by PricewaterhouseCoopers LLP be included in VF’s Annual Report on Form 10-K for the fiscal year ended January 2, 2010 to be filed with the Securities and Exchange Commission.

George Fellows, Chairman
Richard T. Carucci
Juliana L. Chugg
Juan Ernesto de Bedout
Barbara S. Feigin
Clarence Otis, Jr.

OTHER INFORMATION

Other Matters

The Board of Directors does not know of any other matter that is intended to be brought before the Meeting, but if any other matter is presented, the persons named in the enclosed proxy will be authorized to vote on behalf of the shareholders in their discretion and intend to vote the same according to their best judgment. As of February 1, 2010, VF had not received notice of any matter to be presented at the Meeting other than as described in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of VF, as well as persons who own more than 10% of a registered class of VF’s equity securities (“Reporting Persons”), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. VF believes that during the preceding year all Reporting Persons timely complied with all filing requirements applicable to them.

Expenses of Solicitation

VF will bear the cost of this proxy solicitation. In addition to the use of mail, proxies may be solicited in person or by telephone by VF employees without additional compensation. VF has engaged D.F. King & Co., Inc. to solicit proxies in connection with this proxy statement, and employees of that company are expected to solicit proxies in person, by telephone and by mail. The anticipated cost to VF of such solicitation is approximately $13,500, plus expenses. VF will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.

2011 Shareholder Proposals

In order for shareholder proposals for the 2011 Annual Meeting of Shareholders to be eligible for inclusion in VF’s proxy statement, VF must receive them at its principal office in Greensboro, North Carolina on or before November 19, 2010. In order for shareholder proposals that are not intended to be included in VF’s proxy statement but which are to be presented at the 2011 Annual Meeting of Shareholders to be timely, VF must receive notice of such at its principal office in Greensboro, North Carolina on or before February 2, 2011.

By Order of the Board of Directors

Candace S. Cummings
Vice President — Administration,
General Counsel and Secretary

Dated: March 19, 2010

APPENDIX A

V.F. CORPORATION
INDEPENDENCE STANDARDS OF THE BOARD OF DIRECTORS

To be considered independent under the Listing Standards of the NYSE, the Board must determine that a director does not have any direct or indirect (as a partner, shareholder or officer of an organization that has a relationship with VF) material relationship with VF by broadly considering all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. The Board’s determination of each director’s independence will be disclosed annually in VF’s proxy statement. The Board has established the following categorical standards to assist it in determining director independence in accordance with the NYSE rules:

•	No director who is an employee, or whose immediate family member is an executive officer, of VF can be considered independent until three years after termination of such employment relationship.

•	No director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company can be considered independent until three years after the end of the affiliation or employment or auditing relationship.

•	No director can be considered independent if he or she is employed, or if his or her immediate family member is employed, as an executive officer of another company where any of VF’s present executives serve on the other company’s compensation committee until three years after the end of such service or employment relationship.

•	No director can be considered independent if he or she receives, or his or her immediate family member receives, more than $100,000 per year in direct compensation from VF, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) until three years after he or she or his or her immediate family member ceases to receive more than $100,000 per year in such compensation.

•	No director can be considered independent if he or she is an executive officer or employee of another company not including a charitable organization (or an immediate family member of the director is an executive officer of such company) that makes payments to, or receives payments from, VF for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues until three years after falling below such threshold.

•	VF will disclose, in its annual proxy statement, any charitable contributions made by VF to a charitable organization if the charitable organization is one in which a VF director serves as an executive officer and, within the preceding three years, charitable contributions made by VF in any single fiscal year exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues. This disclosure does not

A-1

automatically result in a determination against that director’s independence; however, the Board will consider the materiality of this relationship in its overall affirmative determination of that director’s independence status.

•	The Board, as part of its self-evaluation will review all commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships between the Company and its directors.

•	For relationships not qualifying within the above guidelines, the determination of whether the relationship is material, and therefore whether the director is independent, shall be made by the Board. The Company will explain in the next proxy statement the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical standards of immateriality set forth in the above guidelines.

In addition, members of the Audit Committee of the Board are subject to heightened standards of independence under the NYSE rules and the SEC rules and regulations.

A-2

APPENDIX B

V.F. CORPORATION

1996 STOCK COMPENSATION PLAN,
AS AMENDED AND RESTATED FEBRUARY 9, 2010

ARTICLE I

PURPOSE

1.1 Purpose.  The purpose of the V.F. Corporation 1996 Stock Compensation Plan (this “Plan”) is to strengthen the ability of V.F. Corporation (the “Company”) to attract, motivate, and retain employees and directors of superior ability and to more closely align the interests of such employees and directors with those of the Company’s shareholders by relating compensation to increases in shareholder value.

ARTICLE II

GENERAL DEFINITIONS

2.1 “Agreement” The written instrument evidencing the grant to a Participant of an Award. Each Participant may be issued one or more Agreements from time to time, evidencing one or more Awards.

2.2 “Award” Any award granted under this Plan.

2.3 “Board” The Board of Directors of the Company.

2.4 “Change in Control” A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A, as in effect on the Effective Date hereof, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any “Person” (as such term is used in § 13(d) and § 14(d) of the Exchange Act), except for (A) those certain trustees under Deeds of Trust dated August 21, 1951 and under the Will of John E. Barbey, deceased (a “Trust” or the “Trustee”), and (B) any employee benefit plan of the Company or any Subsidiary, or any entity holding voting securities of the Company for or pursuant to the terms of any such plan (a “Benefit Plan” or the “Benefit Plans”), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities; (ii) there occurs a contested proxy solicitation of the Company’s shareholders that results in the contesting party obtaining the ability to vote securities representing 30% or more of the combined voting power of the Company’s then outstanding securities; (iii) there occurs a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to another entity, except to an entity controlled directly or indirectly by the Company, or a merger, consolidation or other reorganization of the Company in which the Company is not the surviving entity, or a plan of liquidation or dissolution of the Company other than pursuant to bankruptcy or insolvency laws is adopted; or (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Notwithstanding the foregoing, a Change in Control shall not be deemed to have occurred for purposes of this Plan (x) in the event of a sale, exchange, transfer or other disposition of substantially all of the assets of the Company to, or a merger, consolidation or other reorganization involving the Company and officers of the Company, or any entity in which such officers have, directly or indirectly, at least a 5% equity or ownership interest or (y) in a transaction otherwise commonly referred to as a “management leveraged buyout”.

Clause (i) above to the contrary notwithstanding, a Change in Control shall not be deemed to have occurred if a Person becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities solely as the result of an acquisition by the Company or any Subsidiary of voting securities of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that if a Person becomes the beneficial owner of 20% or more of the combined voting power of the Company’s then outstanding securities by reason of share purchases by the Company or any Subsidiary and shall, after such share purchases by the Company or a Subsidiary, become the beneficial owner, directly or indirectly, of any additional voting securities of the Company, then a Change in Control of the Company shall be deemed to have occurred with respect to such Person under clause (i). Notwithstanding the foregoing, in no event shall a Change in Control of the Company be deemed to occur under clause (i) with respect to any Trust or Benefit Plan.

Clauses (i) and (ii) to the contrary notwithstanding, the Board may, by resolution adopted by at least two-thirds of the directors who were in office at the date a Change in Control occurred, declare that a Change in Control described in clause (i) or (ii) has become ineffective for purposes of this Plan if the following conditions then exist: (x) the declaration is made within 120 days of the Change in Control; and (y) no person, except for (A) the Trusts, and (B) the Benefit Plans, either is the beneficial owner, directly or indirectly, of securities of the Company representing 10% or more of the combined voting power of the Company’s outstanding securities or has the ability or power to vote securities representing 10% or more of the combined voting power of the Company’s then outstanding securities. If such a declaration shall be properly made, the Change in Control shall be ineffective ab initio.

2.5 “Code” The Internal Revenue Code of 1986, as amended, and applicable regulations and rulings and guidance issued thereunder.

2.6 “Committee” The Compensation Committee of the Board (or a designated successor to such committee), the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan.

2.7 “Common Stock” The common stock of the Company as described in the Company’s Articles of Incorporation, or such other stock as shall be substituted therefor.

2.8 “Company” V.F. Corporation, or any successor to the Company.

2.9 “Date of Grant” The date on which the granting of an Award is authorized by the Committee, unless another later date is specified by the Committee or by a provision in this Plan applicable to the Award.

2.10 “Director” A member of the Board who is not an Employee.

2.11 “Disposition” Any sale, transfer, encumbrance, gift, donation, assignment, pledge, hypothecation, or other disposition, whether similar or dissimilar to those previously enumerated, whether voluntary or involuntary, and whether during the Participant’s lifetime or upon or after his or her death, including, but not limited to, any disposition by operation of law, by court order, by judicial process, or by foreclosure, levy, or attachment.

2.12 “Employee” Any employee of the Company or a Subsidiary.

2.13 “Exchange Act” The Securities Exchange Act of 1934, as amended, and applicable regulations and rulings issued thereunder.

2.14 “Fair Market Value” Unless otherwise determined in good faith by the Committee or under procedures established by the Committee, the average of the reported high and low sales price of the Common Stock (rounded up to the nearest whole cent) on the date on which Fair Market Value is to be determined (or if there was no reported sale on such date, the next preceding date on which any reported sale occurred) on the principal exchange or in such other principal market on which the Common Stock is trading.

2.15 “Full-Value Award” means an Award relating to shares other than (i) Stock Options that are treated as exercisable for shares under applicable accounting rules and (ii) Awards for which the Participant pays the grant-date Fair Market Value of the shares covered by the Award directly or by electively giving up a right to receive a cash payment from the Company or a Subsidiary of an amount equal to the grant-date Fair Market Value of such shares.

2.16 “Incentive Award” An Award granted under Article IX denominated in cash and earnable based on performance measured over a specified performance period.

2.17 “Incentive Stock Option” A Stock Option intended to satisfy the requirements of Section 422(b) of the Code.

2.18 “Non-qualified Stock Option” A Stock Option other than an Incentive Stock Option.

2.19 “Participant” An Employee or Director selected by the Committee to receive an Award.

2.20 “Performance Objective” A performance objective established pursuant to Section 8.3 hereof.

2.21 “Restricted Awards” Restricted Stock and Restricted Stock Units.

2.22 “Restricted Stock” Common Stock which is subject to restrictions and awarded to Participants under Article VIII of this Plan and any Common Stock purchased with or issued in respect of dividends and distributions on the Restricted Stock.

2.23 “Restricted Stock Units” Stock Units which may be subject to a risk of forfeiture or other restrictions and awarded to Participants under Article VIII of this Plan, including Stock Units resulting from deemed reinvestment of dividend equivalents on Restricted Stock Units.

2.24 “Retirement” (a) With respect to any Employee Award made prior to October 19, 2005 (the date of amendment of this definition), employment separation and commencement of pension benefits under the V.F. Corporation Pension Plan (or any successor plan thereto) on account of early, normal or late retirement thereunder, (b) with respect to any Employee Award made on or after October 19, 2005, employment separation from the Company or any of its Subsidiaries after attaining age 55 and at least 10 years of service with the Company and/or any of its Subsidiaries. Unless otherwise determined by the Committee, service with a predecessor company (i.e., a company acquired by the Company or a Subsidiary) shall be counted towards the calculation of years of service with the Company and/or its Subsidiaries for purposes of this Plan, and (c) with respect to any Director Award, termination of service as a Director.

2.25 “Rule 16b-3” Rule 16b-3 under the Exchange Act or any successor thereto.

2.26 “Securities Act” The Securities Act of 1933, as amended, and applicable regulations and rulings issued thereunder.

2.27 “Stock Appreciation Right” An Award granted under Section 7.5.

2.28 “Stock Option” An award of a right to purchase Common Stock pursuant to Article VII.

2.29 “Stock Units” An unfunded obligation of the Company, the terms of which are set forth in Section 8.6.

2.30 “Subsidiary” Any majority-owned business organization of the Company or its direct or indirect subsidiaries, including but not limited to corporations, limited liability companies, partnerships, and any “subsidiary corporation” as defined in Section 424(f) of the Code that is a subsidiary of the Company.

ARTICLE III

SHARES OF COMMON STOCK SUBJECT TO THE PLAN

3.1 Common Stock Authorized.  Subject to the provisions of this Article and Article XI, the total aggregate number of shares of Common Stock that may be delivered pursuant to Awards that are outstanding at February 9, 2010 or granted on or after that date, shall not exceed 10 million shares plus the number of shares remaining available under the Plan at that date (including shares subject to Awards then outstanding and shares not then subject to outstanding Awards). Any shares that are delivered in connection with Stock Options or other non-Full-Value Awards shall be counted against this limit as one share for each share actually delivered. Any shares that are delivered in connection with Full-Value Awards shall be counted against this limit as three shares for each share actually delivered.

3.2 Share Counting Rules.  For purposes of the limitations specified in Section 3.1, the Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments in accordance with this Section 3.2. Shares shall be counted against those reserved to the extent that such shares have been delivered and are no longer subject to a risk of forfeiture, except that shares withheld to pay the exercise price or withholding taxes upon exercise of a Stock Option for which shares are issuable upon exercise (including such a Stock Option designated as a Stock Appreciation Right under Section 7.5) shall be deemed to be delivered for purposes of the limit set forth in Section 3.1. Accordingly, (i) to the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will not be deemed to have been delivered under the Plan; and (ii) shares that are withheld from a Full-Value Award or separately surrendered by the Participant in payment of taxes relating to such Full-Value Award shall be deemed to constitute shares not delivered and will be available under the Plan. For any given Award, the number of shares that become available again (i.e., that are recaptured) will equal the number of shares that would be counted against the Plan limits for such Award in accordance with Section 3.1 if the Award were granted at the date of the event triggering the share recapture. The Committee may determine that Full-Value Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan so long as Awards will not in fact result in delivery and vesting of shares in excess of the number then available under the Plan. In addition, in the case of any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate or with which the Company or a Subsidiary or affiliate combines, shares delivered or deliverable in connection with such assumed or substitute Award shall not be counted against the number of shares reserved under the Plan.

3.3 Shares Available.  At the discretion of the Board or the Committee, the shares of Common Stock to be delivered under this Plan shall be made available either from authorized and unissued shares of Common Stock or shares of Common Stock controlled by the Company, or both; provided, however, that absent such determination by the Board or the Committee to the contrary, in whole or in part, the shares shall consist of the Company’s authorized but unissued Common Stock.

ARTICLE IV

ADMINISTRATION OF THE PLAN

4.1 Committee.  The Plan generally shall be administered by the Committee, subject to this Article IV. The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 under the Exchange Act or qualifying Awards under Code Section 162(m) as performance-based compensation, in which case the subcommittee shall be subject to and have authority under the charter applicable to the Committee, and the acts of the subcommittee shall be deemed to be acts of the Committee hereunder. The foregoing notwithstanding, the Board may perform any function of the Committee under the Plan, including for purposes of approving grants of Awards to Directors. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires. The Committee may otherwise act through a subcommittee or with members of the Committee abstaining or recusing themselves to ensure compliance with regulatory requirements or to promote effective governance as determined by the Committee.

4.2 Powers.  The Committee has discretionary authority to determine the Employees and Directors to whom, and the time or times at which, Awards shall be granted. The Committee also has authority to determine the amount of shares of Common Stock that shall be subject to each Award and the terms, conditions, and limitations of each Award, subject to the express provisions of this Plan. The Committee shall have the discretion to interpret this Plan and to make all other determinations necessary for Plan administration. The Committee has authority to prescribe, amend and rescind any rules and regulations relating to this Plan, subject to the express provisions of this Plan. All Committee interpretations, determinations, and actions shall be in the sole discretion of the Committee and shall be binding on all parties. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Agreement in the manner and to the extent it shall deem expedient to carry it into effect, and it shall be the sole and final judge of such expediency.

4.3 Agreements.  Awards shall be evidenced by an Agreement and may include any terms and conditions not inconsistent with this Plan, as the Committee may determine.

4.4 No Liability.  No member of the Board, the Committee or any of its delegates shall be liable for any action or determination made in good faith with respect to this Plan, any Award or any Agreement.

ARTICLE V

ELIGIBILITY

5.1 Participation.  Participants shall be selected by the Committee from the Employees and Directors. Such designation may be by individual or by class.

5.2 Incentive Stock Option Eligibility.  A Director shall not be eligible for the grant of an Incentive Stock Option. In addition, no Employee shall be eligible for the grant of an Incentive Stock Option who owns (within the meaning of Section 422(b) of the Code), or would own immediately before the grant of such Incentive Stock Option, directly or indirectly, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or any Subsidiary.

5.3 Limit on Awards.  Awards granted to any Employee shall not exceed in the aggregate during any calendar year (a) 500,000 Stock Options and (b) 200,000 shares relating to Restricted Awards (subject in each case to adjustment as provided in Article XI). In the case of an Incentive Award which is not valued in a way in which the limitation set forth in the preceding sentence would operate as an effective limitation satisfying applicable law (including Treasury Regulation § 1.162-27(e)(4)), an Employee may not be granted such Incentive Awards under the Plan authorizing the earning during any calendar year of an amount that exceeds the Employee’s Cash Annual Limit, which for this purpose shall equal $10 million plus the amount of the Employee’s unused Cash Annual Limit as of the close of the previous year (this limitation is separate and not affected by the number of Awards granted during such calendar year which are subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, and (ii) a Participant’s Cash Annual Limit is used to the extent an amount may be potentially earned or paid under an Award, regardless of whether such amount is in fact earned or paid.

ARTICLE VI

FORMS OF AWARDS

Award Eligibility.  The forms of Awards under this Plan are Stock Options as described in Article VII, Restricted Awards (Restricted Stock and Restricted Stock Units) as described in Article VIII, and Incentive Awards as described in Article IX. The Committee may, in its discretion, permit holders of Awards under this Plan to surrender outstanding Awards in order to exercise or realize the rights under other Awards subject to the restriction on repricing set forth in Section 13.2.

ARTICLE VII

STOCK OPTIONS

7.1 Exercise Price.  The exercise price of Common Stock under each Stock Option shall be not less than 100 percent of the Fair Market Value of the Common Stock on the Date of Grant.

7.2 Term.  Stock Options may be exercised as determined by the Committee, provided that Stock Options may in no event be exercised later than 10 years from the Date of Grant. During the Participant’s lifetime, only the Participant may exercise an Incentive Stock Option. The Committee may amend the terms of an Incentive Stock Option at any time to include provisions that have the effect of changing such Incentive Stock Option to a Non-qualified Stock Option, or vice versa (to the extent any such change is permitted by applicable law).

7.3 Method of Exercise.  Upon the exercise of a Stock Option, the exercise price shall be payable in full in cash or an equivalent acceptable to the Committee. No fractional shares shall be issued pursuant to the exercise of a Stock Option, and no payment shall be made in lieu of fractional shares. At the discretion of the Committee and provided such payment can be effected without causing the Participant to incur liability under Section 16(b) of the Exchange Act or causing the Company to incur additional expense under applicable accounting rules, the Committee may permit the exercise price to be paid by assigning and delivering to the Company shares of Common Stock previously acquired by the Participant or may require that, or permit the Participant to direct that, the Company withhold shares from the Stock Option shares having a value equal to the exercise price (or portion thereof to be paid through such share withholding). Any shares so assigned and delivered to the Company or withheld by the Company in payment or partial payment of the exercise price shall be valued at the Fair Market Value of the Common Stock on the exercise date. In addition, at the request of the Participant and to the extent permitted by applicable law, the Company in its discretion may approve arrangements with a brokerage firm under which such brokerage firm, on behalf of the Participant, shall pay to the Company the exercise price of the Stock Options being exercised, and the Company, pursuant to an irrevocable notice from the Participant, shall promptly deliver the shares being purchased to such firm.

7.4 Other Stock Option Terms.  No dividend equivalent rights may be granted with respect to a Stock Option entitling the Participant to the economic benefit of dividends paid on the Common Stock underlying a Stock Option prior to the exercise of such Stock Option. With respect to Incentive Stock Options, the aggregate Fair Market Value (determined at the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all stock option plans of the Company and its Subsidiaries) shall not exceed $100,000, or such other amount as may be prescribed under the Code. If any Stock Option intended to be an Incentive Stock Option fails to so qualify, including under the requirement set forth in this Section 7.4, such Stock Option shall be deemed to be a Non-qualified Stock Option and shall be exercisable in accordance with the Plan and the Stock Option’s terms.

7.5 Stock Appreciation Rights.  A Stock Option may be granted with terms requiring the exercise price to be paid by means of the Company withholding shares subject to the Stock Option upon exercise, in which case such Award may be designated as a “Stock Appreciation Right.” The Committee may, at the time of grant, specify that the Fair Market Value of the Stock Option shares deliverable upon exercise of such Award will be paid in cash in lieu of delivery of shares, such that the Award is a cash-settled Stock Appreciation Right.

ARTICLE VIII

RESTRICTED AWARDS

8.1 Types of Award.  The Committee, in its discretion, is authorized to grant Restricted Awards either as Service Awards or Performance Awards. As used herein, the term “Service Award” refers to any Restricted Award described in Section 8.2 and the term “Performance Award” refers to any Restricted Award described in Section 8.3. Restricted Stock shall be nontransferable until such time as all of the restrictions underlying the Award have been satisfied. Subject to Section 3.1, the Committee in its discretion may grant up to 5% of the number of shares of Common Stock available for grant under this Plan as Service Awards or Performance Awards without regard to any minimum vesting requirement set forth in Section 8.2 or 8.3.

8.2 Service Award.  The Committee may grant shares of Restricted Stock or Restricted Stock Units to a Participant subject to forfeiture upon an interruption in the Participant’s continuous service with the Company or a Subsidiary within a period specified by the Committee, provided that the total period during which the Restricted Award is subject to forfeiture (the “vesting” period) shall not be less than three years (except as provided in Section 8.1), but with ratable or proportionate vesting (or any other less rapid schedule for vesting) permitted during such period and with vesting permitted on an accelerated basis in the event of death, disability, change in control, Retirement or other special circumstances. The period during which Restricted Stock Units are subject to a risk of forfeiture may be shorter than the period during which settlement of the Restricted Stock Units is deferred. The foregoing notwithstanding, Stock Units granted as authorized in the final sentence of Section 8.1 with no minimum vesting requirement shall be deemed to be Service Awards.

8.3 Performance Award.  The Committee may grant Restricted Stock or Restricted Stock Units to a Participant subject to or upon the attainment of a Performance Objective as follows: Not later than the applicable deadline under Treasury Regulation § 1.162-27(e), the Committee, in its sole discretion, may establish (a) a Performance Award for a Participant for a specified period (which shall not be less than one year, except as provided in Section 8.1) during which performance will be measured (the “Performance Period”), and (b) with respect to such Participant one or more Performance Objectives to be satisfied prior to the Participant’s becoming entitled to settlement of such Performance Award for such Performance Period. Any Performance Objective shall be comprised of specified corporate, business group or divisional levels of performance, over the Performance Period, relating to one or more of the following performance criteria: earnings per share; net earnings; pretax earnings; operating income; net sales or net revenues; net sales or net revenues from existing businesses; net sales or net revenues from acquired businesses; market share; balance sheet measurements; cash return on assets; return on capital; book value; shareholder return; or return on average common equity. In establishing the level of Performance Objective to be attained, the Committee may disregard or offset the effect of such items of income or expense and other factors as determined by the Committee. Performance Awards may also be granted in the sole discretion of the Committee if the Company’s performance during a specified Performance Period, as measured by one or more of the criteria enumerated in this Section 8.3, as compared to comparable measures of performance of peer companies, equals or exceeds Performance Objectives established by the Committee not later than the applicable deadline under Treasury Regulation 1.162-27(e). No Performance Award shall be settled or paid out to a Participant for a Performance Period prior to written certification by the Committee of attainment of the Performance Objective(s) applicable to such Participant. Notwithstanding attainment of the applicable Performance Objective or any provisions of this Plan to the contrary, the Committee shall have the power (which it may retain or may relinquish in the Agreement or other document), in its sole discretion, to (a) exercise negative discretion to reduce the Performance Award to a Participant for any Performance Period to zero or such other amount as it shall determine; (b) impose service requirements which must be fulfilled by the Participant during the Performance Period or subsequent to the attainment of the Performance Objective; and (c) provide for accelerated settlement or payment of a Performance Award upon a Change in Control or specified terminations of employment.

8.4 Delivery.  If a Participant, with respect to a Service Award, continuously remains in the employ of the Company or a Subsidiary for the period specified by the Committee, or, with respect to a Performance Award, if and to the extent that the Participant fulfills the requirements of the Performance Objective and any service requirements as may be imposed by the Committee, the shares awarded to such Participant as Restricted Stock shall be delivered to such Participant without any restrictions promptly after the applicable event, and the risk of forfeiture applicable to Restricted Stock Units shall end and such Restricted Stock Units shall then and thereafter be settled in accordance with the terms of such Restricted

Stock Units (including any elective deferral of settlement permitted by the Committee). The foregoing notwithstanding, the Committee may determine that any restrictions (and/or deferral period, to the extent permitted under Section 12.10) applicable to a Restricted Award shall be deemed to end or have ended on an accelerated basis at the time of the Participant’s death while employed or serving as a Director or upon the Participant’s termination of employment or service due to disability or Retirement or following a Change in Control.

8.5 Shareholder Rights.  Except as otherwise provided in this Plan, each Participant shall have, with respect to all shares of Restricted Stock, all the rights of a shareholder of the Company, including the right to vote the Restricted Stock; provided, however, that all distributions payable with respect to the Restricted Stock shall be retained by the Company and reinvested in additional shares of Common Stock to be issued in the name of the Participant. Any shares of Common Stock acquired as a result of reinvestment of such distributions shall also be Restricted Stock subject to the terms and conditions of this Plan. A Participant shall have no rights of a shareholder relating to Restricted Stock Units or Stock Units until such time as shares are issued or delivered in settlement of such Restricted Stock Units or Stock Units.

8.6 Stock Units; Deferral of Receipt of Restricted Stock.  A Stock Unit, whether or not restricted, shall represent the conditional right of the Participant to receive delivery of one share of Common Stock at a specified future date, subject to the terms of the Plan and the applicable Agreement. Until settled, a Stock Unit shall represent an unfunded and unsecured obligation of the Company with respect to which a Participant has rights no greater than those of a general creditor of the Company. Unless otherwise specified by the Committee, each Stock Unit will carry with it the right to crediting of an amount equal to dividends and distributions paid on a share of Common Stock (“dividend equivalents”), which amounts will be deemed reinvested in additional Stock Units, at the Fair Market Value of Common Stock at the dividend payment date. Such additional Stock Units will be subject to the same risk of forfeiture, other restrictions, and deferral of settlement as the original Stock Units to which such additional Stock Units directly or indirectly relate. Unless the Committee determines to settle Stock Units in cash, Stock Units shall be settled solely by issuance or delivery of shares of Common Stock. The Committee may, in its sole discretion, permit Participants to convert their Restricted Stock into an equivalent number of stock units as of the date on which all applicable restrictions pertaining to the Restricted Stock would either lapse or be deemed satisfied (the “Vesting Date”), or by means of an exchange of the Restricted Stock for Restricted Stock Units before the Vesting Date. Any such request for conversion must (a) be made by the Participant at a time a valid deferral may be elected under Code Section 409A and (b) specify a distribution date which is valid under Code Section 409A and in any case is no earlier than the earlier of (i) the Participant’s termination of employment or (ii) the first anniversary of the Vesting Date.

ARTICLE IX

INCENTIVE AWARDS

The Committee, in its discretion, is authorized to grant Incentive Awards, which shall be Awards denominated as a cash amount and earnable based on achievement of a

Performance Objective over a specified Performance Period. The Committee shall specify the duration of the Performance Period. In other respects, the terms of the Incentive Award, including the Performance Objectives, the time at which such Performance Objective is established, and other conditions of the Incentive Award shall be as specified in Section 8.3 with respect to Performance Awards. The Committee may specify that an Incentive Award shall be settled in cash or in shares of Common Stock. Incentive Awards shall be subject to the applicable per-person limitations under Section 5.3.

ARTICLE X

FORFEITURE AND EXPIRATION OF AWARDS

10.1 Termination of Employment or Service.  Subject to the express provisions of this Plan and the terms of any applicable Agreement, the Committee, in its discretion, may provide for the forfeiture or continuation of any Award for such period and upon such terms and conditions as are determined by the Committee in the event that a Participant ceases to be an Employee or Director. In the absence of Committee action or except as otherwise provided in an Agreement, the following rules shall apply:

(a) With respect to Stock Options granted to Employees, Stock Options shall be exercisable only so long as the Participant is an employee of the Company or a Subsidiary except that (1) in the event of Retirement, the Stock Options shall continue to vest according to the original schedule, but no Stock Options may be exercised after the expiration of the earlier of the remaining term of such Stock Options or 36 months (12 months in the case of Incentive Stock Options) following the date of Retirement; (2) in the event of permanent and total disability, the Stock Options shall continue to vest according to the original schedule, but no Stock Options may be exercised after the expiration of the earlier of the remaining term of such Stock Option or 36 months following the date of permanent and total disability; (3) in the event of death, Stock Options held at the time of death by the Participant shall vest and become immediately exercisable and may be exercised by the estate or beneficiary of such Participant until the expiration of the earlier of the remaining term of such Stock Options or 36 months from the date of death; (4) in the event of the Participant’s voluntary separation of employment or involuntary separation of employment by the Company for cause (as defined by the Committee), the Stock Options shall terminate and be forfeited as of the date of separation of employment; (5) in the event of the Participant’s involuntary separation of employment not for cause (as defined by the Committee), the Stock Option shall continue to vest according to the original schedule, but no Stock Options may be exercised after the earlier of the remaining term of the Option or the end of the period of the Participant’s receipt of severance pay, if any, from the Company; and (6) in the event of an involuntary separation of employment without severance pay or if severance pay is paid in a lump sum, the Stock Option shall not be exercisable after the date of separation of employment; any portion of a Stock Option that is not vested at the time of permanent and total disability or any separation of employment and which would not vest and become exercisable during the period the Stock Option will remain outstanding under this Section 10.1(a) shall terminate and be forfeited as of the time of permanent and total disability or separation of employment, unless otherwise determined by the Committee within 45 days after such event; and any Stock Option granted before February 6, 2007 shall be subject to the terms of Section 10.1(a) of the Plan (if applicable) as in effect at the time of grant of such Stock Option; and

(b) With respect to Restricted Awards granted to Employees, in the event of a Participant’s voluntary or involuntary separation before the expiration of the employment period specified by the Committee with respect to Service Awards, or before the fulfillment of the Performance Objective and any other restriction imposed by the Committee with respect to Performance Awards, any shares of Restricted Stock shall be returned to the Company and any Restricted Award shall be deemed to have been forfeited by the Participant as of the date of such separation.

10.2 Leave of Absence.  With respect to an Award, unless otherwise determined by the Committee, in its sole discretion, any Participant who is on leave of absence for any reason shall be considered to still be in the employ of the Company, provided that the Committee may, in its sole discretion, also determine that rights to such Award during a leave of absence shall be limited to the extent to which such rights were earned or vested when such leave of absence began.

10.3 Additional Forfeiture Provisions.  The Committee may condition a Participant’s right to receive a grant of an Award, to exercise the Award, to receive a settlement or distribution with respect to the Award, to retain cash, Stock, other Awards, or other property acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, upon compliance by the Participant with specified conditions that protect the business interests of the Company and its subsidiaries and affiliates from harmful actions of the Participant, including (i) conditions providing for such forfeitures in the event that Company financial statements are restated due to misconduct if the Participant bears substantial responsibility for such misconduct or if the restated financial information would have adversely affected the level of achievement of performance measures upon which the earning or value of the Participant’s Award was based; and (ii) conditions relating to non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its subsidiaries and affiliates and the officers, directors and affiliates of the Company and its subsidiaries and affiliates, and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company. Accordingly, an Award may include terms providing for a “clawback” or forfeiture from the Participant of the profit or gain realized by a Participant in connection with an Award, including cash or other proceeds received upon sale of Stock acquired in connection with an Award.

ARTICLE XI

ADJUSTMENT PROVISIONS

11.1 Share Adjustments.  If the number of outstanding shares of Common Stock is increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional, new, or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other distribution with respect to such shares of Common Stock or other securities, an appropriate adjustment in order to preserve the benefits or potential benefits intended to be made available to the Participants may be made, in the discretion of the Committee, in all or any of the following (i) the maximum number and kind of shares provided in Section 3.1 and the number of Awards that may be granted to an Employee in the specified period under Section 5.3; (ii) the number and kind of shares or other securities subject to then outstanding Awards; and (iii) the price for each share or other unit of any other securities subject to then outstanding Awards. The Committee may also make any other adjustments, or take such action as the Committee, in its discretion, deems appropriate in order to preserve the benefits or potential benefits intended to be made available to the Participants. In furtherance of the foregoing, in the event of an equity restructuring, as defined in FASB ASC Topic 718 (formerly FAS 123(R)), which affects the Common Stock, a Participant shall have a legal right to an adjustment to the Participant’s Award which shall preserve without enlarging the value of the Award, with the manner of such adjustment to be determined by the Committee in its discretion, and subject to any limitation on this right set forth in the applicable Award agreement. Any fractional share resulting from such adjustment may be eliminated.

11.2 Corporate Changes.  Subject to Article XIII, upon (i) the dissolution or liquidation of the Company; (ii) a reorganization, merger, or consolidation (other than a merger or consolidation effecting a reincorporation of the Company in another state or any other merger or consolidation in which the shareholders of the surviving Company and their proportionate interests therein immediately after the merger or consolidation are substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the merger or consolidation) of the Company with one or more corporations, following which the Company is not the surviving Company (or survives only as a subsidiary of another Company in a transaction in which the shareholders of the parent of the Company and their proportionate interests therein immediately after the transaction are not substantially identical to the shareholders of the Company and their proportionate interests therein immediately prior to the transaction); (iii) the sale of all or substantially all of the assets of the Company; or (iv) the occurrence of a Change in Control, subject to the terms of any applicable Agreement, the Committee serving prior to the date of the applicable event may, to the extent permitted in Section 3.1 of this Plan (and subject to any applicable restriction on repricing under Section 13.2), in its discretion and without obtaining shareholder approval, take any one or more of the following actions with respect to any Participant:

(a) accelerate the exercise dates of any or all outstanding Awards;

(b) eliminate any and all restrictions with respect to outstanding Restricted Awards;

(c) pay cash to any or all holders of Stock Options in exchange for the cancellation of their outstanding Stock Options and cash out all outstanding stock units;

(d) grant new Awards to any Participants; or

(e) make any other adjustments or amendments to outstanding Awards or determine that there shall be substitution of new Awards by such successor employer Company or a parent or subsidiary company thereof, with appropriate adjustments as to the number and kind of shares or units subject to such awards and prices.

11.3 Binding Determination.  Adjustments under Sections 11.1 and 11.2 shall be made by the Committee, and its determination as to what adjustments shall be made and the extent thereof shall be final, binding, and conclusive.

ARTICLE XII

GENERAL PROVISIONS

12.1 No Right to Employment.  Nothing in this Plan or in any instrument executed pursuant to this Plan shall confer upon any Participant any right to continue in the employ of the Company or a Subsidiary or affect the Company’s or a Subsidiary’s right to terminate the employment of any Participant at any time with or without cause or any right to continue to serve as a Director of the Company or affect any party’s right to remove such Participant as a Director.

12.2 Securities Requirements.  The Company shall not be obligated to issue or transfer shares of Common Stock pursuant to an Award unless all applicable requirements imposed by federal and state laws, regulatory agencies, and securities exchanges upon which the Common Stock may be listed have been fully complied with. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements.

12.3 No Right to Stock.  No Participant and no beneficiary or other person claiming under or through such Participant shall have any right, title, or interest in any shares of Common Stock allocated or reserved under this Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant or other person entitled to receive such Common Stock under the terms of the Award.

12.4 Withholding.  The Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards paid in cash any federal, state, or local taxes as required by law to be withheld with respect to such cash payments. In the case of Awards paid or payable in Common Stock, the Participant or other person receiving such Common Stock may be required to pay to the Company or a Subsidiary, as appropriate, the amount of any such taxes which the Company or Subsidiary is required to withhold with respect to such Common Stock. Also, at the discretion of the Committee and provided such withholding can be effected without causing the Participant to incur liability under Section 16(b) of the Exchange Act, the Committee may require or permit the Participant to elect (i) to have the Company or Subsidiary withhold from the shares of Common Stock to be issued or transferred to the Participant the number of shares necessary to satisfy the Company’s or Subsidiary’s obligation to withhold taxes, such determination to be based on the shares’ Fair Market Value as of the date the Participant becomes subject to income taxation with respect to the Award, (ii) deliver sufficient shares of Common Stock (based upon the Fair Market Value at the date of withholding) to satisfy the withholding obligations, or (iii) deliver sufficient cash to satisfy the withholding obligations. Participants who elect to use such a stock withholding feature must make the election at the time and in the manner prescribed by the Committee.

12.5 No Disposition.  No Award under this Plan may be the subject of any Disposition (excluding shares of Common Stock with respect to which all restrictions have lapsed), other than by will or the laws of descent or distribution. Any attempted Disposition in violation of this provision shall be void and ineffective for all purposes. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit a Participant to transfer a Non- qualified Stock Option to (a) a member or members of the Participant’s immediate family, (b) a trust, the beneficiaries of which consist exclusively of members of the Participant’s immediate family, (c) a partnership, the partners of which consist exclusively of members of the Participant’s immediate family, or (d) any similar entity created for exclusive benefit of members of the Participant’s immediate family; provided, however, that such Disposition must be not for value.

12.6 Severability; Construction.  If any provision of this Plan is held to be illegal or invalid for any reason, then the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Plan shall be construed and enforced as if the illegal or invalid provision had never been included herein. Headings and subheadings are for convenience only and not to be conclusive with respect to construction of this Plan.

12.7 Governing Law.  All questions arising with respect to the provisions of this Plan shall be determined by application of the laws of the Commonwealth of Pennsylvania, except as may be required by applicable federal law.

12.8 Other Deferrals.  Subject to Section 12.10, the Committee may permit selected Participants to elect to defer payment of Awards in accordance with procedures established by the Committee including, without limitation, procedures intended to defer taxation on such deferrals until receipt (including procedures designed to avoid incurrence of liability under Section 16(b) of the Exchange Act). Any deferred payment, whether elected by the Participant or specified by an Agreement or by the Committee, may require forfeiture in accordance with stated events, as determined by the Committee.

12.9 Awards to Participants Outside the United States.  The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad, shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. The Committee is authorized to adopt subplans to achieve the purposes of this Section 12.9. An Award may have terms under this Section 12.9 that are inconsistent with the express terms of the Plan, including authorizing cash payments in lieu of issuance or delivery of shares, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) for the Participant whose Award are granted with or modified to provide such terms.

12.10 Compliance with Code Section 409A.

(a) 409A Awards.  Other provisions of the Plan notwithstanding, the terms of any Award that is deemed to be a deferral for purposes of Code Section 409A which is held by an employee subject to United States federal income taxation (a “409A Award”), including any authority of the Company and rights of the Participant with respect to the 409A Award, shall be limited to those terms permitted under Section 409A, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. The following rules will apply to 409A Awards:

(i) If a Participant is permitted to elect to defer an Award or any payment under a 409A Award (generally, a deferral in 2005 or thereafter), such election will be permitted only at times in compliance with Section 409A (including transition rules thereunder);

(ii) The Committee may, in its discretion, require or permit on an elective basis a change in the distribution terms applicable to 409A Awards (and Non-409A Awards that qualify for the short-term deferral exemption under Section 409A) during the period 2005 — 2007 in accordance with, and to the fullest extent permitted by, Proposed Treasury Regulation § 1.409A (including Preamble § XI.C) and IRS Notice 2005-1, and at any time in accordance with Section 409A and regulations and guidance thereunder. The Vice President of Human Resources of the Company is authorized to modify any such outstanding Awards to permit election of different deferral periods provided that any such modifications may not otherwise increase the benefits to Participants or the costs of such Awards to the Company;

(iii) The Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A;

(iv) Any distribution of a 409A Award triggered by a Participant’s termination of employment and intended to qualify under Section 409A(a)(2)(A)(i) shall be made only at the time that the Participant has had a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) (or earlier at such time, after a termination of employment, that there occurs another event triggering a distribution under the Plan or the applicable Award agreement in compliance with Section 409A);

(v) Any distribution of a 409A Award subject to Section 409A(a)(2)(A)(i) that would be made within six months following a separation from service of a “Specified Employee” (or “key employee”) as defined under Section 409A(a)(2)(B)(i) shall instead occur at the expiration of the six-month period under Section 409A(a)(2)(B)(i). In the case of installments, this delay shall not affect the timing of any installment otherwise payable after the six-month delay period;

(vi) In the case of any distribution of a 409A Award, if the timing of such distribution is not otherwise specified in the Plan or an Award agreement or other governing document, the distribution shall be made not later than 74 days after the date at which the settlement of the Award is specified to occur; and

(vii) If any portion of an Award that is scheduled to vest at a single specified date (a vesting “tranche”) is partly deemed a 409A Award and partly deemed exempt from Section 409A (as a short-term deferral or otherwise), the time of settlement of the entire tranche will be governed by the distribution rules applicable to the 409A Award (except to the extent that this rule cannot apply to a distribution that would otherwise occur in 2007).

(b) Grandfathered Awards.  Any Award that was both granted and vested before 2005 and which otherwise could potentially constitute a deferral of compensation under Section 409A is intended to be “grandfathered” under Section 409A. No amendment or change to the Plan or other change (including an exercise of discretion) with respect to such a grandfathered Award after October 3, 2004, shall be effective if such change would constitute a “material modification” within the meaning of applicable guidance or regulations under Section 409A, except in the case of an Award that is specifically modified to become compliant as a 409A Award or compliant with an exemption under Section 409A.

(c) Rules Applicable to Non-409A Options/SARs.  With respect to Stock Options (other than Stock Options intended to be 409A Awards), in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation § 1.414(c)-2 (or any successor provision) for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), the language “at least 20 percent” shall be used instead of “at least 80 percent” at each place it appears in Treasury Regulation § 1.414(c)-2.

(d) Distributions Upon Vesting.  In the case of any Award providing for a distribution upon the lapse of a risk of forfeiture, if the timing of such distribution is not otherwise specified in the Plan or an Agreement or other governing document, the distribution shall be made not later than March 15 of the year following the year in which the risk of forfeiture lapsed.

(e) Scope and Application of this Provision.  For purposes of this Section 12.10, references to a term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean that the term or event will not cause the Participant to be deemed to be in constructive receipt of compensation relating to the 409A Award prior to the distribution of cash, shares or other property or to be liable for payment of interest or a tax penalty under Section 409A. The rules under this Section 12.10, and all other provisions relating to Section 409A, apply retroactively as of January 1, 2005 (and, where indicated, October 4, 2004). Each Award outstanding in the period from January 1, 2005 until and the date of adoption of this Section 12.10 shall be deemed to be amended so that this Section 12.10 shall apply to such Award in accordance with the terms hereof.

12.11 No Loans to Participants.  No credit shall be extended to Participants in the form of personal loans in connection with Awards, whether for purposes of paying the exercise price or withholding taxes or otherwise. Any amount due and payable to the Company by a Participant shall be immediately due and shall be paid as promptly as practicable.

12.12 Nonexclusivity of the Plan.  Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

ARTICLE XIII

AMENDMENT AND TERMINATION

13.1 Amendments; Suspension; Termination.  The Board may at any time amend, suspend (and if suspended, may reinstate) or terminate this Plan; provided, however, that the Board may not, without approval of the shareholders of the Company, amend this Plan so as to (a) increase the number of shares of Common Stock subject to this Plan except as permitted in Article XI or (b) reduce the exercise price for shares of Common Stock covered by Stock Options granted hereunder below the applicable price specified in Article VII of this Plan or (c) make a material revision to the Plan within the meaning of Section 303A(8) of the Listed Company Manual of the New York Stock Exchange as then in effect; and provided further, that the Board may not modify, impair or cancel any outstanding Award in a manner that materially and adversely affects a Participant without the consent of such Participant. The authority of the Committee to waive or modify an Award term after the Award has been granted does not permit waiver or modification of a term that would be mandatory under the Plan for any Award newly granted at the date of the waiver or modification. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan will terminate on the date that is ten years after the latest date upon which shareholders of the Company have approved the Plan (including approval of the Plan as amended and restated).

13.2 Restriction on Repricing.  Without the approval of shareholders, the Committee will not amend or replace previously granted Stock Options in a transaction that constitutes a “repricing,” which for this purpose means any of the following or any other action that has the same effect:

•	Lowering the exercise price of a Stock Option after it is granted;

•	Any other action that is treated as a repricing under generally accepted accounting principles;

•	Canceling a Stock Option at a time when its exercise price exceeds the fair market value of the underlying Stock, in exchange for another Stock Option, restricted stock, other equity, or other cash or property;

provided, however, that the foregoing transactions shall not be deemed a repricing if pursuant to an adjustment authorized under Section 11.1.

ARTICLE XIV

DATE OF PLAN ADOPTION

14.1 Date of Plan Adoption.  This Plan was adopted by the Board effective December 3, 1996 and approved by shareholders April 15, 1997. An amendment and restatement of the Plan was adopted by the Board effective February 6, 2007, and approved by shareholders on April 24, 2007. This amendment and restatement of the Plan was adopted by the Board effective February 9, 2010, subject to shareholder approval at the Company’s 2010 Annual Meeting of Shareholders on April 27, 2010. Awards (other than Restricted Stock) may be granted under the terms of the amended and restated Plan prior to such shareholder approval, but if the requisite shareholder approval is not obtained, to the extent any such Award exceeded the authorization under the terms of the Plan in effect prior to the amendment and restatement, the excess portion of such Award shall be canceled. This Plan shall continue in effect with respect to Awards granted before termination of the Committee’s authority to grant new Awards until such Awards have been settled, terminated or forfeited and the Company has no further obligations or rights with respect to such Awards.

VOTING REQUEST
To:	VF Corporation Pension Plan Committee (the “Committee”), Administrator of the VF Deferred Savings Plan for Non-Employee Directors (the “Plan”)
        As a participant in the Plan with certain Deferrals being credited with gains and losses as if invested in the VF Corporation Common Stock Fund, and in accordance with the Committee’s procedures permitting each such participant the right to request that the VF shares held by the trustee of the grantor trust relating to the Plan and credited to the participant’s Plan account at the record date be voted in a specific manner, I hereby request that my VF shares so credited be voted, in person or by proxy, in the manner shown below:
ELECTION OF DIRECTORS
         The Board of Directors of the Corporation recommends a vote FOR the election of the persons nominated to serve as Directors.

Nominees:	Richard T. Carucci, Juliana L. Chugg, George Fellows and Clarence Otis, Jr.

☐	VOTE FOR all nominees listed above, except vote withheld from individual nominees as follows:	☐	VOTE WITHHELD from all nominees

APPROVAL OF AN AMENDMENT AND RESTATEMENT OF VF’S 1996 STOCK COMPENSATION PLAN
         The Board of Directors of the Corporation recommends a vote FOR the Stock Compensation Plan Proposal.

FOR	AGAINST	ABSTAIN

☐	☐	☐

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS VF’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR
         The Board of Directors of the Corporation recommends a vote FOR the ratification of the selection of the independent registered public accounting firm for the 2010 fiscal year.

FOR	AGAINST	ABSTAIN

☐	☐	☐
I understand that if I return this form properly signed but do not otherwise specify my choices, this will be deemed to be a request to vote FOR the election of all nominees as Directors, FOR the Stock Compensation Plan Proposal, and FOR the ratification of the selection of the independent registered public accounting firm.

Signature of Participant:

Dated: _______________, 2010
IMPORTANT: Please sign and date these instructions exactly as your name appears hereon.	PLEASE SIGN, DATE AND RETURN THESE INSTRUCTIONS PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.

2

VF Corporation

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 26, 2010.

Vote by Internet
•	Log on to the Internet and go to
www.envisionreports.com/vfc
•	Follow the steps outlined on the secured website.

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
•	Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A   Proposals — The Board of Directors recommends a vote FOR each of the nominees in Item No. 1, FOR Item No. 2 and FOR Item No. 3.

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+

01 - Richard T. Carucci	☐	☐	02 - Juliana L. Chugg	☐	☐	03 - George Fellows	☐	☐

04 - Clarence Otis, Jr.	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Approval of an amendment and restatement of VF’s 1996 Stock Compensation Plan.	☐	☐	☐	3.	Ratification of the selection of PricewaterhouseCoopers LLP as VF’s independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐
Shares subject to this proxy/voting instruction card will be voted in the manner indicated above, when the card is properly executed and returned. If no indication is made, such shares will be voted FOR the election of all nominees as Directors, FOR the Stock Compensation Plan Proposal and FOR ratification of the selection of the independent registered public accounting firm. For participants in the VF Corporation employee benefit plans: This card will be treated as voting instructions to the plan trustees or administrator, as explained on the reverse side of this card.
 B   Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐
 C   Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/	/

Voting Instructions for the VF Corporation Retirement Savings Plan
for Salaried Employees (the “Salaried 401(k)”):
This card constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Salaried 401(k), to vote in person or by proxy any shares of Common Stock allocated to the participant as of March 9, 2010 under the Salaried 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 27, 2010, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock in the Salaried 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Salaried 401(k).
Voting Instructions for the VF Corporation Retirement Savings Plan
for Hourly Employees (the “Hourly 401(k)”):
This card also constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Hourly 401(k), to vote in person or by proxy any shares of Common Stock allocated to the participant as of March 9, 2010 under the Hourly 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 27, 2010, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock in the Hourly 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Hourly 401(k).
Voting Request for the VF Executive Deferred Savings Plan and the VF Executive Deferred Savings Plan II (collectively, the “EDSP”):
This card constitutes a voting request to the VF Corporation Pension Plan Committee (the “Committee”), Administrator of the EDSP, to vote any shares of Common Stock held by the trustee of the grantor trust relating to the EDSP and credited to the participant’s EDSP account as of March 9, 2010, at the Annual Meeting of Shareholders of VF Corporation to be held on April 27, 2010, and at any adjournments thereof, with the understanding that the Committee, pursuant to its discretionary powers under the EDSP, may reject this request and direct that the shares be voted in a contrary manner.
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — VF Corporation

PROXY SOLICITATION/VOTING INSTRUCTION CARD
Proxy Solicited on Behalf of the Board of Directors for
Annual Meeting on April 27, 2010
The shareholder hereby appoints E.C. Wiseman and C.S. Cummings, and each of them acting individually, proxies of the shareholder, with full power of substitution, to represent and vote, as directed on the reverse side of this card, all shares of Common Stock of VF Corporation held of record by the shareholder on March 9, 2010, at the Annual Meeting of Shareholders of VF Corporation to be held on April 27, 2010, and at any adjournments thereof, and, in their discretion, upon such other matters not specified as may come before said meeting. The shareholder hereby revokes any prior proxies.
You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.
UNLESS YOU VOTE BY TELEPHONE, INTERNET, OR BY SIGNING AND RETURNING THIS CARD, THE PROXIES CANNOT VOTE YOUR SHARES.
PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.